Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and between

VERO PARENT, INC.,

VISION SOLUTIONS, INC.,

and

CARBONITE, INC.

Dated as of January 31, 2017

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4.6	Sufficiency of Funds	43
4.7	Investment Representation	44
4.8	Buyer Common Stock	44
4.9	SEC Filings; Financial Statements	44
4.10	Buyer’s Due Diligence; Limitations on Representations and Warranties	46

ARTICLE 5 Closing Deliverables		46
5.1	Closing Deliverables of Seller	46
5.2	Closing Deliverables of Buyer	47

ARTICLE 6 General Covenants		48
6.1	Books and Records; Access	48
6.2	Post-Closing Employment	49
6.3	Director and Officer Liability and Indemnification	50
6.4	Restrictive Legends	51
6.5	Confidentiality	51
6.6	General Release	52
6.7	Company Product Assets	52
6.8	Public Announcements	53
6.9	Noncompetition	53
6.10	Injunctive Relief; Reasonable Restrictions	55
6.11	Audit Support	55
6.12	Retention Bonuses	56

ARTICLE 7 Survival of Representations, Warranties and Covenants; Indemnification		56
7.1	Survival of Representations, Warranties and Covenants	56
7.2	Indemnification Limits	57
7.3	Indemnification by Seller	59
7.4	Indemnification by Buyer	59
7.5	Procedures for Indemnification of Third Party Claims	60
7.6	Right of Set Off	61
7.7	Procedures for Indemnification of Direct Claims	61
7.8	Mitigation	62
7.9	Adjustment to Purchase Price	62
7.10	Exclusive Remedy	62
7.11	Maintenance of R&W Insurance Policy	62
7.12	Escrow Release	62
7.13	Guarantee	63

ARTICLE 8 Tax Matters		63
8.1	Cooperation on Tax Matters.	63
8.2	Certain Taxes and Fees	65
8.3	Tax Refunds	65
8.4	Carrybacks	65
8.5	Allocation of Straddle Period Taxes	66

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8.6	Termination of Tax Sharing Agreements	66
8.7	Post-Closing Tax Benefits	66
8.8	Election Under Reg. § 1.1502-36	67
8.9	Section 338(h)(10) Election	67
8.10	Gross-Up Adjustment Payment	68
8.11	Transaction Deductions	68

ARTICLE 9 Miscellaneous		68
9.1	No Third-Party Beneficiaries	68
9.2	Entire Agreement	68
9.3	Succession and Assignment	68
9.4	Counterparts	69
9.5	Headings; Interpretation	69
9.6	Notices	70
9.7	Governing Law	71
9.8	Submission to Jurisdiction; Waiver of Jury Trial	71
9.9	Amendments	72
9.10	Extension; Waiver	72
9.11	Severability	72
9.12	Expenses	73
9.13	Construction	73
9.14	Incorporation of Exhibits and Schedules	73
9.15	Disclosure Schedules	73
9.16	Specific Performance	73
9.17	Conflicts; Privileges	74
9.18	Non-Recourse	75
9.19	Further Assurances	75

Exhibits
Exhibit A - Estimated Closing Date Statement
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of Transition Services Agreement
Exhibit D - Form of Registration Rights Agreement
Exhibit E - R&W Insurance Policy

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2017, is made and entered into by and between (i) Vero Parent, Inc., a Delaware corporation (“Seller”), (ii) solely for purposes of Sections 6.7, 6.9, 6.10, 7.13 and 9.18, Vision Solutions, Inc., a Delaware corporation (“Vision”), and (iii) Carbonite, Inc., a Delaware corporation (“Buyer”). Seller, Vision and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Double-Take Software, Inc., a Delaware corporation (the “Company”); and
WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding capital stock of the Company (the “Shares”).
NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:
“338(h)(10) Election” has the meaning set forth in Section 8.8.
“Accounting Firm” has the meaning set forth in Section 8.1(b).
“Action” means any action, claim, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Agreements” has the meaning set forth in Section 3.3.
“Arbitration Firm” has the meaning set forth in Section 2.4(c)(ii).
“Audit” has the meaning set forth in Section 6.11.
“Audited Financial Statements” has the meaning set forth in Section 6.11.
“Balance Sheet Date” has the meaning set forth in Section 3.8(a).
“Basket” has the meaning set forth in Section 7.2(a).
“Base Cash Purchase Price” equals $59,750,000.
“Business” means the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California.

“Business Privacy Policies” has the meaning set forth in Section 3.23(d).
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Common Stock” means the Common Stock of Buyer, $0.01 par value per share.
“Buyer SEC Documents” has the meaning set forth in Section 4.9(a).
“Buyer Shares” means 332,326 shares of Buyer Common Stock.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.3.
“Cash and Cash Equivalents” means: (a) cash and cash equivalents of the Company and its Subsidiaries, specifically including (i) marketable securities, (ii) short-term investments and (iii) cash held in jurisdictions outside of the United States, in each case as determined in accordance with GAAP; and (b) restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations) of the Company or any of its Subsidiaries. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.
“Cash Purchase Price” has the meaning set forth in Section 2.3(a).
“Cash Purchase Price Decrease” has the meaning set forth in Section 2.4(d)(ii).
“Cash Purchase Price Increase” has the meaning set forth in Section 2.4(d)(i).
“Claim” has the meaning set forth in Section 7.5(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Cash” means the Cash and Cash Equivalents as of immediately prior to the Closing; provided that Closing Date Cash shall not include any (i) restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations) in excess of $25,000, or (ii) cash held in jurisdictions outside of the United States in excess of $50,000.
“Closing Date Statement” has the meaning set forth in Section 2.4(b).
“Closing Working Capital” means an amount (which may be a negative or positive number) in dollars equal to (i) the Current Assets as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the Current Liabilities as of immediately prior to the Closing, excluding for this purpose all Cash and Cash Equivalents, Indebtedness, Sale Bonuses and Seller Expenses and the impact of application of purchase accounting with respect to the June 16, 2016 merger by and among IS Holdings I, Inc., Seller and Vero Merger Sub, Inc. The Closing Working Capital shall be determined on a consolidated basis in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the Financial Statements.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Databases” has the meaning set forth in Section 3.23(d).
“Company Group” means (i) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) and (ii) any other group of corporations or other entities that are required to file consolidated, combined, or unitary Tax Returns.
“Company Group Tax Liability” means any Liability for Tax of any member of a Company Group of which the Company is or was a member after July 23, 2010 (other than a Tax Liability of the Company or any of its Subsidiaries).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.
“Company Products” has the meaning set forth in Section 3.13(b).
“Company Product Assets” has the meaning set forth in Section 6.7(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of September 28, 2016 by and between the Company and Buyer.
“Contract” means any written contract, agreement, indenture, mortgage, lease, instrument or other legally binding written agreement, arrangement, understanding, undertaking, commitment or obligation.
“Contracting Parties” has the meaning set forth in Section 9.18.
“Cooley” has the meaning set forth in Section 9.17(a).
“Customer Data” means any and all information (a) collected by the Company or any of its Subsidiaries about visitors to or users of their respective websites(s) or services which either (i) identifies such customer or its unique visitors or users, (ii) is unique to such customer or its unique visitors or users or (iii) could provide insight into such users’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (b) held, retained or maintained by the Company or any of its Subsidiaries for purposes of analyzing or comparing any interaction between third parties and such website(s) to the extent such data is received in accordance with applicable terms and conditions governing the use and sale of the Company’s or such Subsidiary’s products and services.
“Customer Parties” has the meaning set forth in Section 6.9(a).
“Current Assets” means all current assets of the Company and its Subsidiaries (excluding intercompany receivables, deferred tax assets, and other income tax assets), in each case determined on a consolidated basis in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the Financial Statements, and excluding the impact of all purchase accounting with respect to the June 15, 2016 merger by and among IS Holdings I, Inc., Seller and Vero Merger Sub, Inc.
“Current Liabilities” means (a) all current liabilities of the Company and its Subsidiaries (excluding Indebtedness, Seller Expenses, intercompany payables, deferred tax liabilities, and other income tax liabilities), and (b) all deferred revenue of the Company and its Subsidiaries (including current and non-current deferred revenue), in each case of clauses (a) and (b) determined on a consolidated basis in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the Financial Statements, and excluding the impact of all purchase accounting with respect to the June 15, 2016 merger by and among IS Holdings I, Inc., Seller and Vero Merger Sub, Inc.
“D&O Indemnified Persons” has the meaning set forth in Section 6.3(a).
“Disclosure Schedules” has the meaning set forth in Article 3.
“Dispute Notice” has the meaning set forth in Section 2.4(c)(i).
“DMCA” has the meaning set forth in Section 3.23(i).
“Embargoed Country” has the meaning set forth in Section 3.26(b).
“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material compensation, employment, consulting, executive or deferred compensation, or benefit plan, program, agreement or arrangement (whether written or unwritten) for the benefit of any current or former employee, leased employee, director, owner, independent contractor, consultant (or any dependent or beneficiary thereof) of the Company or any of its Subsidiaries that is or has ever been maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any material Liability.
“Environmental Laws” means all applicable Laws (including common law) concerning pollution or protection of the environment.
“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder and rulings issued with respect thereto.
“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company, its Subsidiaries or any of their Affiliates under Section 414 of the Code.
“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means BNY Mellon, NA.
“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit B.
“Escrow Amount” means $978,750, which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement.
“Estimated Cash Purchase Price” has the meaning set forth in Section 2.4(a).
“Estimated Closing Date Statement” has the meaning set forth in Section 2.4(a).
“Estimated Closing Date Cash” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Payoff Amount” has the meaning set forth in Section 2.4(a).
“Estimated Sale Bonuses” has the meaning set forth in Section 2.4(a).
“Estimated Seller Expenses” has the meaning set forth in Section 2.4(a).
“Estimated Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds the Estimated Closing Working Capital; provided, however, that such amount shall be $0 if the Estimated Closing Working Capital is equal to the lower limit of the Target Working Capital Range or falls within the Target Working Capital Range.
“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Working Capital exceeds Target Working Capital; provided, however, that such amount shall be $0 if the Estimated Closing Working Capital is equal to the upper limit of the Target Working Capital Range or falls within the Target Working Capital Range.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FCPA” has the meaning set forth in Section 3.26(a).
“Final Cash Purchase Price” has the meaning set forth in Section 2.4(c)(ii).
“Financial Statements” has the meaning set forth in Section 3.8(a).
“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization; Good Standing), 3.2 (Capitalization; Title to Shares), 3.3 (Power and Authority), 3.5 (Brokers) and 3.6 (Subsidiaries) of this Agreement.

“Funds Flow” has the meaning set forth in Section 2.4(a).
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“General Principles of Law and Equity” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law and equity regarding the availability of specific performance, injunctive relief, or other equitable remedies; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.
“Governmental Authority” means any federal, state, local or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.
“Gross-Up Adjustment Payment” has the meaning set forth in Section 8.10.
“Gross-Up Adjustment Schedule” has the meaning set forth in Section 8.10.
“Guaranteed Obligations” has the meaning set forth in Section 7.13.
“Hardware” means any computer or computer network equipment used by, or for the benefit of, the Company or any of its Subsidiaries (or, where so specified, by or for the benefit of any other Person) at any time including parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including cabling, routers, and other peripheral and associated electronic equipment, but excluding all Software.
“Hazardous Materials” means urea formaldehyde, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, and any other (a) hazardous substance, toxic substance, pollutant, contaminant, dangerous or toxic chemical, or hazardous toxic material regulated by any Environmental Law, (b) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) radioactive material, including any source, special nuclear or by product material, as defined at 42 U.S.C. § 2011 et seq.; (d) asbestos or asbestos containing material in any form or condition, (e) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs, and (e) other materials or substances defined as “hazardous waste,” “hazardous constituent,” “solid waste” or similar term, the or disposal of which is regulated by any Environmental Law; together with, in each case, any constituent of any such substance or waste to the extent regulated under or defined by or pursuant to any Environmental Law.
“Indebtedness” means, at a particular time, without duplication, determined on a consolidated basis, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any indebtedness for borrowed money, notes, bonds, debentures and other debt securities, guarantees, interest rate, currency or other hedging arrangements, capital leases, accrued vacation (to the extent not included as a current liability in the determination of Closing Working Capital), letters of credit and/or installment purchases incurred by the Company or any of its Subsidiaries, and the payables owed by the Company to Vision set forth on Schedule 2.4(a)(ii); provided, however, that, notwithstanding the foregoing, “Indebtedness” shall not include: (a) any intra-company obligations, loans or transactions between the Company and its Subsidiaries; and (b) any deferred revenue.
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnifier” has the meaning set forth in Section 7.5(a).
“Intellectual Property” means all intellectual property rights of every kind including all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, uniform resource locators, World Wide Web addresses and Internet domain names (in each case, whether registered or unregistered), together with all translations, adaptations and combinations thereof, all applications, registrations, and renewals in connection therewith; (c) all copyrights and other works of authorship (whether registered or unregistered), and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and other confidential business information; (e) all computer software and works of authorship (including without limitation source code and executable code, whether embodied in software, firmware or otherwise, data, databases, files, designs, records, mask works and related documentation); (f) rights to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (g) all goodwill associated with any of the foregoing.
“IT Systems” means all computer, Hardware and Software systems used by the Company or any of its Subsidiaries in the Business including related information and communications technology infrastructure and systems.
“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, as of the date of this Agreement, of Don Scott, David Wegman, Rex Landis and Robert Beeler, in each case after due inquiry. For this purpose, “due inquiry” means, with respect to each such Person: (a) review of files and other information in such Person’s possession, custody or control or of which such Person is actually aware, (b) inquiry of such Person’s direct reports who have primary responsibility for the general subject matter in question, and (c) for purposes of Section 3.16, inquiry of individuals who have primary responsibility for administration of Employee Benefit Plans.
“Law” means any law, statute, treaty, code, rule, regulation or ordinance of a Governmental Authority.
“Lease” means any written lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company or any of its Subsidiaries.
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries and that is material to the operation of the Business as currently conducted.
“Licenses” means all Contracts granting licenses of Licensed Intellectual Property to the Company or any of its Subsidiaries, as well as all licenses and other rights granted by the Company or any of its Subsidiaries to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property (including license agreements with current customers).
“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance or other security interest in respect of such property or asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien.
“Losses” has the meaning set forth in Section 7.3.
“Malicious Code” has the meaning set forth in Section 3.24(f).
“Major Customers” has the meaning set forth in Section 3.22.
“Major Suppliers” has the meaning set forth in Section 3.22.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development in or attributable to: (a) general economic or business conditions, unless there is a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industries in which the Company and its Subsidiaries operate; (b) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index), unless there is a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other

Persons operating in the industries in which the Company and its Subsidiaries operate; (c) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., unless there is a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industries in which the Company and its Subsidiaries operate; (d) conditions affecting generally the industry in which the Company and its Subsidiaries participate, unless there is a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industries in which the Company and its Subsidiaries operate; (e) the announcement or pendency of the transactions contemplated by this Agreement; (f) the identity of Buyer or any of its Affiliates (other than the Company or its Subsidiaries); (g) changes in applicable Laws; (h) any change in GAAP; (i) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any internal projections, provided that the cause(s) underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred so long as such cause(s) are not excluded by clauses (a) through (h) above or clauses (j) or (l) below; (j) any item or items set forth in the Disclosure Schedules; or (l) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement.
“Material Contract” has the meaning set forth in Section 3.14(a).
“Net Closing Cash Purchase Price” has the meaning set forth in Section 2.3(b)(ii).
“Non-Company Plan” has the meaning set forth in Section 3.16(a).
“Non-Party Affiliates” has the meaning set forth in Section 9.18.
“Non-U.S. Employee Benefit Plan” has the meaning set forth in Section 3.16(h).
“Open Source Materials” has the meaning set forth in Section 3.13(f).
“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.
“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries that is material to the operation of the Business as currently conducted.
“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.
“Payoff Amount” means the amount of Indebtedness required to be paid pursuant to the Payoff Letters.
“Payoff Letters” has the meaning set forth in Section 2.4(a).
“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.
“Permitted Liens” means: (a) Liens for Taxes or assessments which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and for which a reserve, determined in accordance with GAAP, has been established on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property and which do not or would not materially impair the occupancy or use of the Leased Real Property in connection with the operation of the Business conducted thereon; (e) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon; (f) public roads and highways; (g) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (h) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security, retirement or similar programs; (i) purchase money Liens and Liens securing rental payments under capital lease arrangements; (j) Liens which are not reasonably likely to materially impair or interfere with the continued use of or materially detract from the value of the asset or property to which they relate, as used on the date hereof; (k) transfer restrictions under applicable federal and state securities Laws; (l) Liens associated with Indebtedness which will be paid off at Closing; and (m) Liens identified on Schedule 1.1(a).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.
“Personal Data” means any and all information (including: (a) first and last name; (b) home address; (c) Internet Protocol address; (d) email address; (e) geographic location; (f) health or diet information; (g) family members; (h) political beliefs; (i) group memberships; (j) his or her social security number or other personal identification number; (k) account numbers, including a credit card number, a bank account number, or any other account number of a user; (l) internet browsing history; (m) internet purchase history; and (n) persistent identifier, such as a customer number held in a “cookie” or processor serial number) to the extent any such information, alone or in combination with other information processed by the Company, identifies or is associated with an identified natural person.
“Post-Closing Tax Benefit” has the meaning set forth in Section 8.7.
“Post-Transaction Employees” has the meaning set forth in Section 6.2(a).
“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period) ending on or before the Closing Date.
“Privacy and Security Laws” means applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (a) data privacy and information security, (b) data breach notification (as applicable), (c) unfair or deceptive practices and (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.
“Purchase Price” means the sum of the Cash Purchase Price and the value of the Buyer Shares.
“R&W Insurance Policy” has the meaning set forth in Section 5.2(e).
“Real Property Leases” has the meaning set forth in Section 3.7(b).
“Retention Bonuses” has the meaning set forth in Section 6.12.
“Review Period” has the meaning set forth in Section 2.4(c)(i).
“Sale Bonuses” means the aggregate amount, including all applicable withholding and employment Taxes, payable in respect of (i) all transaction, sale and change of control bonuses and similar payments, and (ii) all payments in respect of stock appreciation, phantom stock or similar rights, in each case of clauses (i) and (ii) that (x) become payable solely as a result of the purchase and sale of the Shares contemplated by this Agreement and (y) remain unpaid as of immediately prior to the Closing, including without limitation the amounts payable pursuant to the sale bonus agreements set forth on Schedule 1.1(b). For the avoidance of doubt, Sale Bonuses shall not include the Retention Bonuses.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.
“Schedule” has the meaning set forth in Article 3.
“SEC” has the meaning set forth in Section 4.9(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Policies” has the meaning set forth in Section 3.23(a).

“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Expenses” means the aggregate fees, costs, expenses and obligations incurred by the Company, its Subsidiaries or the Seller in connection with the transactions contemplated by this Agreement that remain unpaid as of immediately prior to the Closing, including, without limitation, (a) all amounts in respect of legal, accounting, investment banking and other similar fees, costs, expenses and obligations, and (b) one hundred percent (100%) of the costs associated with the “tail” insurance policies as contemplated in Section 6.3(a).
“Seller Required Governmental Approvals” has the meaning set forth in Section 3.4(a).
“Seller’s Accountants” means PriceWaterhouseCoopers LLP.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“SYCR” has the meaning set forth in Section 2.2.
“Target Working Capital” means $(12,461,000).
“Target Working Capital Range” means $(12,561,000) to $(12,361,000).
“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, escheat payments, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add‑on minimum, estimated, or other like charge or tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not; (b) any and all liability for amounts described in clause (a) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign Law, and (c) any and all liability for amounts described in clause (a) or (b) of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means tangible embodiments of Intellectual Property, whether in electronic, written or other media, including diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, bills of material, specifications, technical data, Software (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, web site content, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections.
“Transaction Deductions” means any deductions that would result from or be attributable to the payment of Sale Bonuses or Seller Expenses.
“Transition Services Agreement” has the meaning set forth in Section 5.1(e).
“Unresolved Claim” has the meaning set forth in Section 7.12.
“U.S. export control and embargo law” has the meaning set forth in Section 3.26(b).
“Vision” has the meaning set forth in the preamble to this Agreement.
“Vision 401(k) Plan” has the meaning set forth in Section 6.2(d) to this Agreement.
“Vision Product Assets” has the meaning set forth in Section 6.7(b).
“Vision Products” has the meaning set forth in Section 6.7(b).
“WARN Act” has the meaning set forth in Section 6.2(e).
“Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds the Closing Working Capital; provided, however, that such amount shall be $0 if the Closing Working Capital is equal to the lower limit of the Target Working Capital Range or falls within the Target Working Capital Range.
“Working Capital Increase” means the amount, if any, by which the Closing Working Capital exceeds Target Working Capital; provided, however, that such amount shall be $0 if the Closing Working Capital is equal to the upper limit of the Target Working Capital Range or falls within the Target Working Capital Range.

ARTICLE 2
PURCHASE AND SALE OF THE SHARES

2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, the Shares, free and clear of any Liens (other than Permitted Liens). The specific number and class of Shares being sold by Seller is set forth on Schedule 2.1.

2.2    Closing. The closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at the offices of Stradling Yocca Carlson & Rauth, P.C. (“SYCR”), 100 Wilshire Boulevard, 4th Floor, Santa Monica, California 90401, at 10:00 a.m., Pacific time, on the date hereof, or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Parties mutually agree that the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds.

2.3    Consideration.

(a)Purchase Price; Cash Purchase Price. The aggregate consideration paid for the purchase of the Shares shall be the Purchase Price. Subject to adjustment in accordance with Section 2.4 below, the portion of the purchase price paid in cash for the Shares shall be an amount equal to the Base Cash Purchase Price plus (i) the amount of any Closing Date Cash, plus (ii) the amount of any Working Capital Increase (or minus the amount of any Working Capital Decrease), minus (iii) the aggregate Payoff Amount, minus (iv) the Seller Expenses, minus (v) the Sale Bonuses (the resulting amount, the “Cash Purchase Price”).

(b)Payments at Closing. At the Closing, the following payments of the Purchase Price shall be made:
(i)Buyer shall deliver or cause the delivery of the Buyer Shares to Seller; and

(ii)Buyer shall pay, or cause to be paid, the following amounts in cash by wire transfer of immediately available funds to the respective accounts designated in the Funds Flow:

(1)first, to the payees specified in the Payoff Letters, the applicable portion of the Estimated Payoff Amount;

(2)second, to the respective payees of the Estimated Seller Expenses, the amounts set forth in the final bills delivered pursuant to Section 2.4(a)(iii);

(3)third, to the Company, an amount equal to the total amount of the Estimated Sale Bonuses;

(4)fourth, to the Escrow Agent, the Escrow Amount; and

(5)fifth to Seller, an amount equal to the Estimated Cash Purchase Price minus the Escrow Amount (the resulting amount, the “Net Closing Cash Purchase Price”).

Promptly upon receipt by the Company of the amount contemplated by clause (ii)(3), the Company shall pay the Estimated Sale Bonuses (less applicable Tax withholdings and employment Taxes) to the recipients and in the amounts set forth in the Funds Flow.
2.4    Pre-Closing Deliveries; Cash Purchase Price Adjustment.

(a)    Estimated Closing Date Statement; Other Pre-Closing Deliveries. Prior to the date of this Agreement, Seller has delivered to Buyer: (i) the statement attached hereto as Exhibit A (the “Estimated Closing Date Statement”), reasonably acceptable to Buyer, containing a good faith calculation (in reasonable detail), together with reasonably detailed supporting documentation, of (A) the Closing Date Cash, (B) the estimated Closing Working Capital (the “Estimated Closing Working Capital”), (C) the Payoff Amount (the “Estimated Payoff Amount”), (D) the Seller Expenses (the “Estimated Seller Expenses”), (E) the Sale Bonuses (the “Estimated Sale Bonuses”) and (F) the resulting calculation of the Cash Purchase Price under Section 2.3(a) (the resulting amount, the “Estimated Cash Purchase Price”); (ii) payoff letters, in form and substance satisfactory to Buyer, with respect to the Indebtedness of the Company and its Subsidiaries identified on Schedule 2.4(a)(ii) (the “Payoff Letters”) executed by the lenders thereof indicating the amount required to discharge in full such Indebtedness at Closing and, if such Indebtedness is secured, an undertaking by such lender to discharge at Closing any Liens securing such Indebtedness, (iii) a final bill and wire transfer instructions from each payee of any portion of the Estimated Seller Expenses; (iv) a schedule that provides a breakdown by recipient and amount of all Estimated Sale Bonuses, and (v) a flow of funds memorandum (the “Funds Flow”) that sets forth the applicable payees and wire instructions for all amounts payable under Section 2.3(b).

(b)    Closing Date Statement. Within eighty (80) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Date Statement”) setting forth in reasonable detail Buyer’s good faith calculation, of (A) the Closing Date Cash, (B) the Closing Working Capital, (C) the Payoff Amount, (D) the Seller Expenses, (E) the Sale Bonuses and (F) the resulting calculation of the Cash Purchase Price under Section 2.3(a). Together with the Closing Date Statement, Buyer shall provide Seller with reasonable supporting documentation of such calculation. If Buyer does not deliver the Closing Date Statement to Seller within eighty (80) days after the Closing Date, then Seller’s calculation of the amounts set forth in the Estimated Closing Date Statement shall be binding and conclusive on the Parties. To the extent Target Working Capital includes Cash and Cash Equivalents, Indebtedness, Sale Bonuses, or Seller Expenses, then the final Closing Working Capital amount shall be adjusted to reflect the proper amount as defined in the Closing Working Capital definition in this Agreement.

(c)Disputes.

(i)If Seller objects to Buyer’s calculation of the amount of the Closing Date Cash, Closing Working Capital, Payoff Amount, Seller Expenses, Sale Bonuses or the resulting calculation of the Cash Purchase Price as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to Seller of the Closing Date Statement (the “Review Period”), Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail Seller’s objections to Buyer’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the amount of the Closing Working Capital, and the resulting calculation of the Cash Purchase Price, in each case determined by Seller, acting in good faith, to be correct. If Seller does not deliver a Dispute Notice to Buyer during the Review Period, then Buyer’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the Parties.

(ii)During the thirty (30) day period following delivery of a Dispute Notice by Seller to Buyer, Buyer and Seller shall negotiate in good faith to resolve in writing any differences that they may have with respect to the disputed portions of the Closing Date Statement as specified in such Dispute Notice. Any disputed items resolved in writing between Buyer and Seller within such thirty (30) day period shall be binding and conclusive on the Parties. If Buyer and Seller have not resolved all such differences by the end of such thirty (30) day period, then Buyer and Seller shall jointly engage the firm of Deloitte LLP (the “Arbitration Firm”) to resolve any items remaining in dispute (and only such items). Within ten (10) days after the Arbitration Firm is appointed, Buyer shall forward a copy of the Closing Date Statement to the Arbitration Firm, and Seller shall forward a copy of the Dispute Notice to the Arbitration Firm, together with, in each case, all relevant supporting documentation. The Arbitration Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement (including any dispute with respect to the timeliness of delivery or receipt of any Dispute Notice), and the Arbitration Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Working Capital or the Target Working Capital Range is correct. The Arbitration Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyer’s position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Arbitration Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement, including the definitions of Closing Date Cash, Closing Working Capital, Payoff Amount, Seller Expenses and Sale Bonuses contained herein (and the definitions of the defined terms contained therein). The Arbitration Firm shall deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitration Firm by Seller and Buyer) of the disputed items submitted to the Arbitration Firm within thirty (30) days of receipt of such disputed items. The determination by the Arbitration Firm of the disputed amounts and the Cash Purchase Price shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Arbitration Firm for such determination shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Arbitration Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $600 in favor of Seller’s position, 60% of the costs and expenses of the Arbitration Firm would be borne by Buyer and 40% would be borne by Seller. The Cash Purchase Price, as finally determined pursuant to this Section 2.4(c), shall be referred to herein as the “Final Cash Purchase Price”.

(d)Payment of Cash Purchase Price Adjustment.

(i)If the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price (such excess, a “Cash Purchase Price Increase”), then Buyer shall, within two (2) Business Days following the final determination of the Final Cash Purchase Price, pay to Seller an amount equal to the Cash Purchase Price Increase, by wire transfer of immediately available funds to an account (or accounts) designated by Seller in writing prior to such payment date.

(ii)If the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price (such excess, a “Cash Purchase Price Decrease”), then Seller (or Vision pursuant to Section 7.13) shall, within two (2) Business Days following the final determination of the Final Cash Purchase Price, be obligated to pay to Buyer an amount equal to the Cash Purchase Price Decrease. Any payment obligation of Seller pursuant to this Section 2.4(d)(ii) shall be paid by wire transfer of immediately available funds to an account (or accounts) designated by Buyer in writing prior to such payment date.

(iii)Buyer agrees that the adjustments to the Estimated Cash Purchase Price and the dispute resolution provisions provided for in Section 2.4(c) shall be the exclusive remedies for the matters addressed herein.

(e)Cooperation. For purposes of complying with the terms set forth in Sections 2.4(c) and 2.4(d), each of Buyer and Seller shall cooperate with each other and make available to the other Party, the other Party’s representatives and the Arbitration Firm all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Statement and the resolution of any disputes thereunder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the schedules accompanying this Agreement delivered by Seller to Buyer (each, a “Schedule” and, collectively, the “Disclosure Schedules”), Seller represents and warrants to Buyer that each of the statements contained in this Article 3 is true and correct as of the date of this Agreement:
3.1    Organization; Good Standing. Each of Seller, Vision, the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction, in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2    Capitalization; Title to Shares.

(a)    The authorized, issued and outstanding Equity Interests of the Company are set forth on Schedule 3.2(a). Except as set forth on Schedule 3.2(a), no other Equity Interests of the Company are authorized, issued or outstanding.

(b)     All of the issued and outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of the issued and outstanding Equity Interests of the Company were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

(c)    Except as set forth on Schedule 3.2(c): (i) the Company is not a party to any Contract relating to the voting of, or requiring the issuance or sale of, any Equity Interests of the Company; and (ii) there are no accrued and unpaid dividends with respect to any outstanding Equity Interests of the Company.

(d)    Seller is the sole record and beneficial owner of the Shares, free and clear of all Liens (other than Permitted Liens). Seller has good and marketable title to the Shares and has the power and authority to sell, transfer, assign and deliver the Shares to Buyer upon the terms and subject to the conditions set forth in this Agreement.

3.3    Power and Authority. Each of Seller and Vision has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Vision of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller and Vision, and no other or further action or proceeding on the part of Seller or Vision is necessary to authorize the execution and delivery by Seller or Vision of this Agreement and the consummation by Seller or Vision of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Vision and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of each of Seller and Vision, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law and Equity.

3.4    Consents and Approvals; No Violation.

(a)    Except as set forth on Schedule 3.4(a) (the “Seller Required Governmental Approvals”), none of Seller, Vision, the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b)    Except as set forth on Schedule 3.4(b) and assuming the Seller Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by each of Seller and Vision of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the organizational or governing documents of Seller, Vision or the Company; (ii) violate any Law or Order to which Seller, Vision, the Company or any of its Subsidiaries is subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company or any of its Subsidiaries is a party; or (iv) trigger any “change of control” or other similar provisions contained in any Material Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii), (iii) or (iv) above, for such violations, conflicts, breaches, defaults or rights of acceleration, termination, modification or cancellation as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

3.5    Brokers’ Fees. Except as set forth on Schedule 3.5, none of Seller, the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Seller, the Company or any of its Subsidiaries.

3.6    Subsidiaries. Schedule 3.6 sets forth: (i) the name of each Subsidiary of the Company; and (ii) the number and type of issued and outstanding Equity Interests of each Subsidiary of the Company. There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to issue or repurchase, redeem or otherwise acquire any Equity Interests of any Subsidiary of the Company. The Company does not, either directly or indirectly, own of record or beneficially any Equity Interests in any Person (other than the Subsidiaries of the Company). All of the outstanding Equity Interests in each Subsidiary of the Company are owned of record by the Company or another Subsidiary of the Company, in each case as set forth on Schedule 3.6, free and clear of all Liens (other than Permitted Liens and Liens in connection with this Agreement).

3.7    Real Property.

(a)    None of the Company or any of its Subsidiaries owns any real property.

(b)    Schedule 3.7(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (the “Real Property Leases”), including the date of each Real Property Lease, the name of the landlord or sublandlord and the name of the tenant. Except as set forth on Schedule 3.7(b), with respect to each Real Property Lease: (i) the Company (or the applicable Subsidiary of the Company) enjoys peaceful and undisturbed possession under such Real Property Lease; (ii) all rent payable under such Real Property Lease has been paid to date (other than any rental amounts which are not yet due under such Real Property Lease); (iii) there exists no material breach or default thereunder by the Company or any of its Subsidiaries that would cause or permit a termination thereof; (iv) to the Knowledge of Seller, there exists no event of default on the part of any other party to such Real Property Lease; (v) there are no pending material, or to the Knowledge of Seller, threatened disputes between the Company and any landlord of any Leased Real Property relating to such Leased Real Property; (vi) no consent or approval of any third party is required under such Real Property Lease as a result of the consummation of the transactions contemplated by this Agreement; (vii) none of the Company or any of its Subsidiaries is subleasing, licensing, or otherwise granting any Person the right to use or occupy the Leased Real Property or any portion thereof; and (viii) such Real Property Lease is valid and binding and in full force and effect, and Seller has delivered true and correct copies of all such documents to Buyer.

(c)    The Company’s and each of its Subsidiaries’ leasehold interest as tenant in the Leased Real Property occupied by it is free and clear of all Liens, except for Permitted Liens. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted since November 1, 2015.

(d)    Except as set forth in Schedule 3.18 (Litigation), there are no pending or, to the Knowledge of Seller, threatened material judicial, municipal or administrative proceedings, actions or orders affecting the Leased Real Property or in which the Company or any of its Subsidiaries is or will be a party by reason of the Company’s or such Subsidiary’s occupancy of the Leased Real Property or any portion thereof, including any condemnation or eminent domain proceeding, any alleged building code or zoning violations or any personal injuries or material property damage alleged to have occurred on the Leased Real Property or by reason of the condition or use of such property, in each case materially affecting the Leased Real Property.

3.8    Financial Statements.

(a)    True, correct and complete copies of the audited consolidated balance sheets of IS Holdings I, Inc. as of October 31, 2013, October 31, 2014 and October 31, 2015 and the related audited, consolidated statements of income and cash flows for the fiscal years then ended, together with (i) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2016 (the “Balance Sheet Date”) and the related consolidated statements of income and cash flows for the period starting June 17, 2016 and ending on the Balance Sheet Date and (ii) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2016 and the related consolidated statements of income and cash flows for the one-month period then ended, respectively (collectively, the “Financial Statements”), have been delivered or made available to Buyer prior to the date hereof.

(b)    The Financial Statements: (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries in conformity with GAAP applied on a consistent basis for the periods covered thereby, except (A) for the deviations and other items described on Schedule 3.8(b) which are not in accordance with GAAP; and (B) that the Financial Statements do not contain any footnotes and are subject to normal year-end audit adjustments which are not, individually and in the aggregate, material; and (ii) are complete and accurate in all material respects and present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby (subject to normal year-end adjustments and any other adjustments expressly described therein which are not, individually and in the aggregate, material).

(c)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company and its Subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization.  Except as set forth in Schedule 3.8(c), the Company is in material compliance with Vision’s system of internal accounting controls.

3.9    Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as set forth on Schedule 3.9, since the Balance Sheet Date (a) there has not occurred any Material Adverse Effect, (b) the Company and its Subsidiaries have conducted the Business in the Ordinary Course in all material respects, and (c) neither the Company nor any of its Subsidiaries has:

(i)changed its method of management or operations in any material respect;

(ii)disposed, acquired or licensed any material assets or properties or made any commitment to do so, other than in the Ordinary Course;

(iii)modified, amended, canceled or terminated any Material Contract, or any other existing agreement, contract or instrument material to the Company, any of its Subsidiaries or the Business, or any Employee Benefit Plan (other than terminations or expirations at the end of the stated term thereof or as required by applicable Law);

(iv)except as may be required by applicable Law or as required by an existing Contract, made any material change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant as shown or required to be shown on Schedule 3.15(b), or paid or agreed to pay any bonus or similar payment (other than bonus payments or other amounts to which the Company or any of its Subsidiaries is committed and which are expressly disclosed in this Agreement);

(v)promoted, changed the job title of, or otherwise altered in any material respect the responsibilities or duties of, any management employee or officer of the Company or any of its Subsidiaries;

(vi)entered into any contract or agreement (A) with respect to which the Company or any of its Subsidiaries has any liability or obligation involving more than $75,000, contingent or otherwise, (B) which has placed or may place any limitation on the method of conducting or scope of the Business, or (C) which would otherwise be considered a Material Contract;

(vii)made any change in its accounting practices or procedures;

(viii)filed or made any change to any material Tax election or any Tax Return, except as required by Law ;

(ix)changed its customer pricing or offered any rebates, discounts or promotions, other than in the Ordinary Course;

(x)made any capital expenditures that, individually or in the aggregate, exceed $100,000;

(xi)taken any other action which could have a Material Adverse Effect; or

(xii)committed to do any of the foregoing referred to in clauses (i) - (xi).

3.10    Compliance with Law; Permits.

(a)    Except as set forth on Schedule 3.10(a), the Company and its Subsidiaries are, and in the past five (5) years have been, in compliance in all material respects with all applicable Laws and Orders. Except as set forth on Schedule 3.10(a), no Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of Seller, currently threatened against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority or any other Person of any alleged violation or noncompliance with respect to any applicable Law in any material respect during the twelve (12) month period immediately preceding the Closing Date.

(b)    Except as set forth on Schedule 3.10(b): (i) the Company and its Subsidiaries hold all material Permits required in connection with the conduct of the Business as currently conducted; (ii) each such Permit is in full force and effect; and (iii) the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Permits. To the Knowledge of Seller, there is no threatened suspension, revocation or invalidation of any such Permit.

3.11    Environmental Matters.

(a)    Except as set forth on Schedule 3.11(a):

(i)    to the Knowledge of Seller, the Company and its Subsidiaries are in compliance with all Environmental Laws;

(ii)    neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in material compliance with any Environmental Law; and

(iii)    to the Knowledge of Seller, the Leased Real Property and the existing use, maintenance and operation of the Business as currently conducted, comply in all material respects with all applicable Environmental Laws.

(b)    To Seller’s Knowledge, no Hazardous Materials are located on or in the Leased Real Property except for de minimis quantities of cleaning or office supplies and equipment customarily found in offices, and to the Knowledge of Seller, none of the Leased Real Property has been utilized by any Person for the storage, manufacture, disposal, handling, transportation or use of any Hazardous Materials, except as allowed by applicable Environmental Laws and as would not reasonably be expected to have a Material Adverse Effect. Seller has provided or otherwise made available copies of all material environmental studies, analyses, reports and investigations in the reasonable possession, custody or control of Seller relating to compliance with Environmental Laws by the Company or its Subsidiaries, and releases of any Hazardous Materials in or on the Leased Real Property.

(c)    To Seller’s Knowledge, there has been no spill, discharge, leak, emission, injection, escape, dumping, or release of any Hazardous Materials caused by Company or any of its Subsidiaries in or on the Leased Real Property that would cause the Company or any of its Subsidiaries to be held materially liable under any Environmental Law.

(d)    To Seller’s Knowledge, there are no pending or threatened (in writing) investigations, administrative proceedings, litigation, regulatory hearings or other enforcement actions concerning the Leased Real Property that would cause the Company or any of its Subsidiaries to be held materially liable under any Environmental Law.

(e)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.11 constitute the sole representations and warranties made by Seller in this Agreement with respect to environmental matters.

3.12    Tax Matters.

(a)    All Tax Returns required to have been filed by or in respect of the Company or any of its Subsidiaries have been timely filed (taking into account all available extensions of the filing deadlines). No extension of time within which to file any such Tax Return is in effect. All such Tax Returns were true, correct and complete in all material respects. All Taxes required to be reported on such Tax Returns as due and owing by the Company or any of its Subsidiaries have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed. All employees and independent contractors of the Company and any of its Subsidiaries have been properly classified as such for Tax purposes, for purposes of compliance with the Fair Labor Standards Act, 29 U.S.C. 201 et seq., and all state, local and foreign Laws governing the payment of wages, as well as all ERISA and employee benefits purposes.

(b)    There is no Tax audit, suit, investigation, or administrative or judicial Tax proceeding pending with respect to the Company or any of its Subsidiaries. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.12(a) have been paid in full or otherwise resolved. In the past five (5) years, none of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company or any of its Subsidiaries.

(c)    None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is still in effect, and no written request for such a waiver or agreement is outstanding. No written claim has been made by a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(d)    There have been no Tax rulings, requests for rulings, or closing agreements relating to Taxes that could affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(e)    Since June 16, 2016, the Company and its Subsidiaries have been members of the Company Group of which they are presently members. From July 24, 2010 through June 16, 2016, the Company and its Subsidiaries were members of the Company Group of which IS Holdings I, Inc., a Delaware corporation, was the parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement (other than commercial contracts, the principal subject matter of which is not Taxes, entered into in the ordinary course of the Business containing customary Tax indemnification provisions), as a transferee or successor, or otherwise.

(f)No Subsidiary of the Company is disregarded as an entity separate from its owner for federal income tax purposes. Neither the Company nor any of its Subsidiaries presently has or has had any direct or indirect ownership interest in any partnership or any entity treated as a partnership for US federal income tax purposes.

(g)Neither the Company nor any of its Subsidiaries (i) has made any payments or is obligated to make any payments that would result in any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of the Company or its Subsidiaries, and (ii) the execution of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any “excess parachute payment” (as so defined) to any current or former service provider of the Company or any of its Subsidiaries.

(h)Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure of the Company to satisfy, prior to the Closing Date, one or more requirements on which the credit, grant, or similar amount is or was conditioned.

(j)Neither the Company nor any of its Subsidiaries is, or during the past 12 months period has been, a United States shareholder within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).

(k)The Company and each of its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries is a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code).

(l)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Code Section 481 resulting from a change of accounting method made prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made or open transaction entered into prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Code Section 108(i).

(m)To the extent that the Company or any of its Affiliates have used Owned Intellectual Property, all Taxes owed with respect to any actual or deemed royalties have been paid.

3.13    Intellectual Property.

(a)    Except as otherwise set forth on Schedule 3.13(a), the Company and its Subsidiaries, collectively, own or possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned Intellectual Property. Schedule 3.13(a) identifies each License that is material to the conduct of the Business as currently conducted, other than Licenses for generally commercially available “off-the-shelf” software obtained in the Ordinary Course and without material expense from a third party on unnegotiated, general commercial terms, in each case identifying whether or not each such License is exclusive or non-exclusive. The Company Intellectual Property includes all of the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.13(a), the execution and delivery of this Agreement will not impair the right, title or interest of the Company and its Subsidiaries in or to any of the Owned Intellectual Property, and each item of Owned Intellectual Property will continue to be owned by the Company or any of its Subsidiaries immediately after the Closing. The Company and each of its Subsidiaries is in compliance with all of its material obligations pursuant to the Licenses. Except as set forth on Schedule 3.13(a), neither the Company nor any of its Subsidiaries is required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Intellectual Property.

(b)    Except as set forth on Schedule 3.13(b): (i) the products currently being manufactured, distributed, licensed or sold by the Company and its Subsidiaries (the “Company Products”) do not, when manufactured, distributed, licensed or sold by the Company or any of its Subsidiaries, infringe upon, violate or misappropriate the Intellectual Property of any Person; (ii) none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, violation or misappropriation (including any offer or demand to license any Intellectual Property of any Person as a means to avoid or settle alleged or actual infringement) and, to the Knowledge of Seller, no such charge, complaint, claim demand or notice is currently threatened; (iii) no claims challenging the validity, enforceability, ownership by the Company or any of its Subsidiaries or use of any Owned Intellectual Property by the Company or any of its Subsidiaries are currently pending or, to the Knowledge of the Seller, are currently threatened; and (iv) to the Knowledge of Seller, no Person has infringed upon or misappropriated any Owned Intellectual Property.

(c)    Schedule 3.13(c) identifies (i) all registered Owned Intellectual Property (identifying for each such item, the owner), and (ii) all pending patent applications or other applications for registration of Intellectual Property with any Governmental Authority. None of the Owned Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction or ruling restricting the use or ownership thereof by the Company or any of its Subsidiaries. The domain names listed on Schedule 3.13(c) are the only domain names that the Company or its Subsidiaries owns or otherwise controls in relation to the advertising, marketing, sale and use of the Company Products.

(d)    Schedule 3.13(d) sets forth a complete list of all Company Products and service offerings owned or operated by the Company or its Subsidiaries which are currently being commercially sold, licensed, or made available to the customers of the Company or its Subsidiaries (including any and all updates and modifications under development on or prior to the date herein).

(e)    Each item of Owned Intellectual Property is valid and subsisting. There is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property, except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned, and the transactions contemplated by this Agreement do not and will not result in the loss or expiration of any of the Company’s or its Subsidiaries’ rights in Owned Intellectual Property. The Company and each of its Subsidiaries has taken steps that are reasonably required to protect its rights in, and the confidentiality of, the Intellectual Property that constitutes confidential information under this Agreement and all other confidential information belonging to the Company or such Subsidiary. To the Knowledge of Seller, no employee of the Company or any of its Subsidiaries is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company or any of its Subsidiaries, or that could conflict with the conduct of the Business.

(f)    Except as set forth in Schedule 3.13(f), neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to or by any other Person, (ii) permitted the rights of the Company or its Subsidiaries in such Company Intellectual Property to lapse or enter the public domain, except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned, (iii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Company Intellectual Property, or (iv) entered into any agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Company Intellectual Property.

(g)    Except as set forth in Schedule 3.13(g), to the extent that any Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries and is incorporated into any Company Products, the Company or a Subsidiary of the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, all rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid‑up, non‑terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s rights in such Intellectual Property.

(h)    The Company and each of its Subsidiaries, as applicable, owns or has valid licenses for, and possesses, all of the source code for all Company Products owned, distributed or presently supported by the Company or such Subsidiary.

(i)    All copies of any software of the Company or any of its Subsidiaries distributed in connection with the Business have been distributed solely in object code form, and such distribution was (and to the Knowledge of Seller currently is) subject to a valid, existing and enforceable license agreement. Neither the Company nor any of its Subsidiaries has provided (nor are or will be obligated to provide) the source code for any of its software to any other Person or, by license, transfer, escrow or otherwise, permitted any other Person to obtain any of its source code. Except for the Software listed on Schedule 3.13(i), none of the Software owned or used by the Company or its Subsidiaries incorporates, includes, is distributed together with, was developed with or is compiled with, linked with or otherwise dependent on any open source, free software, community source, shareware, freeware or other code licensed under any similar licensing arrangement (“Open Source Materials”). The Company and each of its Subsidiaries has complied with all of the material requirements of each license applicable to any Open Source Materials used by it.

3.14    Contracts.

(a)    Schedule 3.14(a) lists the following Contracts to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”):
(i)any Contract relating to the lease of personal property to or from any Person that involved rental payment obligations in excess of $50,000 during the twelve (12) months ended October 31, 2016;

(ii)except for purchase orders of the Company or its Subsidiaries issued or received in the Ordinary Course for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services, in each case for an amount less than $50,000, any Contract for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services, in each case that involved payment obligations in excess of $50,000 during the twelve (12) months ended October 31, 2016;

(iii)any Contract that may extend for a term of more than one year after the Closing;

(iv)any Contract under which the amount payable by the Company or its Subsidiaries is dependent on the revenue, income or other similar measure of the Company, any of its Subsidiaries or any other Person;

(v)any Contract of the Company or any of its Subsidiaries with any officer, director, manager, stockholder, member or Affiliate of the Company or any of its Subsidiaries or any of their respective relatives or Affiliates;

(vi)any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits by the Company or any of its Subsidiaries with any other Person;

(vii)any Contract with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company or any of its Subsidiaries, in each case, involving consideration in excess of $100,000 and pursuant to which any Liabilities or obligations of the Company or its Subsidiaries remain outstanding;

(viii)any Contract relating to any Indebtedness having an outstanding principal amount in excess of $100,000 or the guarantee thereof;

(ix)any collective bargaining agreement or other agreement with any union or similar employee representative;

(x)any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis, and any other severance, consulting, deferred compensation or benefits Contract involving the Company or any of its Subsidiaries;

(xi)any Contract with any Governmental Authority involving revenues during the three (3) year period ending October 31, 2016 in excess of $20,000;

(xii)any Contract obligating the Company or any of its Subsidiaries: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction, or (C) to refrain from conducting any business with certain parties; and

(xiii)any other material Contract of the Company or any Subsidiary of the Company outside the Ordinary Course.

(b)    The Company has delivered or made available to Buyer a true, correct and complete copy of each Material Contract. Each Material Contract sets forth the entire agreement and understanding between the Company and/or each of its Subsidiaries and the other parties thereto with respect to the subject matter contained therein. Except as set forth on Schedule 3.14(b), with respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto, enforceable in accordance with its terms and conditions, subject to General Principles of Law and Equity; (ii) none of the Company or any of its Subsidiaries, nor, to the Knowledge of Seller, any other party thereto, is in breach or default in any material respect under such Material Contract; and (iii) to the Knowledge of Seller, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract.

3.15    Labor and Employment Matters.

(a)    Except as set forth on Schedule 3.15(a), for the Company and its Subsidiaries: (i) there is no collective bargaining, works council, employee delegate, or other labor or trade union agreement or relationship; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, currently threatened before the National Labor Relations Board or any other Governmental Authority; (iii) there is not currently any labor strike, lockout, work stoppage or other material concerted labor dispute or formal complaint and, to the Knowledge of Seller, no such dispute or complaint is currently threatened; and (iv) to the Knowledge of Seller, no union organization campaign is currently in progress with respect to any employees of the Company and its Subsidiaries. The consent or consultation by or with any labor union, works council, employee delegate or other employee representative body is not required for the Seller, Company or its Subsidiaries to enter into this Agreement or consummate the transactions contemplated hereby.

(b)    Schedule 3.15(b) sets forth a correct and complete list as of December 31, 2016 showing each employee of the Company and any of its Subsidiaries as of such date listing their employing entity, location of work, date of hire and recognized seniority (if different), title, annual base compensation or rate of hourly pay and commission or bonus opportunity if any, and Employee Benefit Plans in which such employee is eligible to participate or otherwise earn or accrue benefits, whether such employee is working for the Company or its Subsidiaries under a visa or similar authorization, and whether such employee is classified as exempt or non-exempt under the Fair Labor Standards Act 29 U.S.C. 201 et seq. or similar foreign Laws where applicable, and each independent contractor of the Company and any of its Subsidiaries as of such date listing the applicable contractual party, date of engagement, term of contract, and annual compensation or compensation rate. Except as set forth on Schedule 3.15(b), no employee of the Company or any of its Subsidiaries is absent from work on short or long-term disability leave or an extended leave of absence. Each employee listed on Schedule 3.15(b) has valid authorization to work in the jurisdiction in which such employee performs their services and if working in the United States, has a valid and complete Form I-9 on file with the Company. The Company and its Subsidiaries have correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of the Company and its Subsidiaries and neither the Company nor any of its Subsidiaries has incurred nor would reasonably be expected to incur any Loss as a result of such classification. Each of the Company and its Subsidiaries is, and has been for the past five (5) years, in compliance in all material respects with all federal, state, local, and municipal Laws with respect to employment and employment practices, immigration matters and authorization to work, the payment of wages and fringe benefits and terms and conditions of employment.

(c)    Except as would not result in material liability for the Company and its Subsidiaries: (i) the Company and its Subsidiaries has paid to each of its current and former employees and independent contractors all salaries, wages, wage premiums, bonuses, commissions, accrued unused paid time off, and other compensation that has come due and payable under applicable Law, contract, or policy of the Company or its Subsidiaries; and (ii) each individual who provides, or within the past five (5) years has provided, services to the Company or any of its Subsidiaries is, and has been, as applicable, treated and classified as an independent contractor or other non-employee and is or has been, as applicable, properly treated and classified as such for purposes of applicable Laws. Neither the Company nor any of its Subsidiaries has implemented any location closing or employee layoffs in violation of the Worker Adjustment and Retraining Notification Act of 1988 (the WARN Act) or any similar state, local or foreign Law in the past five (5) years and no such actions are currently contemplated, planned or announced. Schedule 3.15(c) sets forth a true and complete list, by date and location, of all employees terminated by the Company or any of its Subsidiaries in the one (1) year period preceding the date of this Agreement.

3.16    Employee Benefits Plans.

(a)    Schedule 3.16(a) sets forth a complete and correct list of each Employee Benefit Plan and identifies the sponsor of, or contractual party to, each such plan (the Employee Benefit Plans that are sponsored or maintained by an entity other than the Company or its Subsidiaries being referred to herein as the “Non-Company Plans”). With respect to each Employee Benefit Plan, the Company has provided or made available to Buyer true, correct and complete copies of: (i) all written plan documents setting forth the terms and conditions of the Employee Benefit Plan (or, if no written plan document exists, an accurate description of its terms) and trust documents (or other funding agreement) and any amendments thereto, (ii) the currently effective summary plan descriptions together with any summary of material modifications and employee communications, (iii) insurance contracts and certificates of coverage; (iv) the most recent Internal Revenue Service determination or opinion letter relating to each Employee Benefit Plan intended to be qualified under Section 401(a) of the

Code; (v) the most recent IRS Form 5500, as filed, (vi) the results of the annual nondiscrimination testing performed for the three (3) most recent plan years with respect to each Employee Benefit Plan with respect to which nondiscrimination testing is required by the Code, (vi) the most recent actuarial report, (vii) all reports, letters, rulings, determinations or compliance statements or other material communications issued by any Governmental Authority (including, the IRS, DOL or PBGC) that pertain to an Employee Benefit Plan, and (viii) if such Employee Benefit Plan is maintained primarily for current or former directors, officers or employees located outside of the United States, documents that are substantially comparable to the documents required to be provided pursuant to clauses (i) through (vii) (in each case, taking into account differences in applicable Law and practices).

(b)    Except as set forth on Schedule 3.16(b), each Employee Benefits Plan has been maintained, funded and administered in all material respects in compliance with the terms of such Employee Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion or advisory letter from the Internal Revenue Service and, to the Seller’s Knowledge, no event has occurred or condition exists since the date of such determination or opinion letter that could materially adversely affect the qualification of such Employee Benefit Plan or subject the Company or its Subsidiaries to any material Tax or penalty imposed under the Code or ERISA.

(c)    With respect to each Employee Benefit Plan, all payments, premiums, contributions, and reimbursements required to be made have been made and all obligations in respect of each Employee Benefit Plan as of the date hereof have been accrued and reflected in the Company’s or its Subsidiaries’ financial statements to the extent required under GAAP (or, as required under similar applicable non-U.S. Law). There are no Actions (other than routine claims for benefits in the Ordinary Course) pending or, to the Knowledge of Seller, currently threatened with respect to any Employee Benefit Plan.

(d)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to, and none of the Employee Benefit Plans is, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a plan subject to Title IV of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan,” as defined in Section 3(37) of ERISA or a “multiple employer plan,” as defined in Section 4063 of ERISA or Section 413(c) of the Code.

(e)    No Employee Benefit Plan provides or promises benefits (other than retirement benefits pursuant to a qualified retirement plan) with respect to any current or former employee of the Company or its Subsidiaries beyond his or her retirement or other termination of service, except for coverage or benefits required under COBRA or other applicable Law.

(f)    No event has occurred, and, to the Knowledge of Seller, no condition or circumstances exists, that could reasonably be expected to subject the Company or its Subsidiaries, or any Employee Benefit Plan sponsored or maintained by the Company or its Subsidiaries, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or under any provision of the Patient Protection and Affordable Care Act. The Company has maintained (or caused another party to maintain) adequate records to enable the Company to comply with any reporting obligations it may have under Code §§6055 and 6056.

(g)    Except as set forth on Schedule 3.16(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Employee Benefit Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Employee Benefit Plan; (iii) trigger any obligation to fund any Employee Benefit Plan; (iv) result in any payments or benefits for any current or former employee of the Company or any of its Subsidiaries that may be an “excess parachute payment” under Code Section 280G; (v) result in the forfeiture of compensation or benefits under any Employee Benefit Plan by any employee of the Company or its Subsidiaries (other than the cessation of participation in any Employee Benefit Plan); or (vi) limit or restrict the right of the Company or any of its Subsidiaries to amend, terminate or merge any Employee Benefit Plan that is sponsored or maintained by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, make whole or otherwise indemnify any current or former director or employee of the Company or any of its Subsidiaries with respect to taxes, interests or penalties imposed under any tax provisions, including pursuant to Code Sections 409A or 4999.

(h)    Each Employee Benefit Plan that is maintained primarily for current or former directors, officers or employees located outside of the United States (a “Non-U.S. Employee Benefit Plan”) has been maintained, registered, operated and funded in all material respects in accordance with its terms and the requirements of applicable Law. No Non-U.S. Employee Benefit Plan that is intended to be fully funded has unfunded liabilities that as of the Effective Time will not be offset by insurance or properly accrued.

3.17    Affiliate Transactions.     Except as set forth on Schedule 3.17, neither Seller nor any officer or director of the Company or any of its Subsidiaries nor, to the Knowledge of Seller, any immediate family member of any officer or director of the Company or any of its Subsidiaries, is a party to any Contract or ongoing transaction or business relationship with, or has any material interest in any material property used by the Company or any of its Subsidiaries, in each case except for the normal rights of a stockholder, officer or director and except for rights under existing Employee Benefit Plans. Neither the Company nor any of its Subsidiaries is indebted, either directly or indirectly, to any of its officers, directors, managers, members or stockholders, or any of their respective relatives or Affiliates, and none of such Persons is indebted to the Company or any of its Subsidiaries or, to the Knowledge of Seller, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person which, directly or indirectly, competes with the Company or any of its Subsidiaries; provided, however, that the representations and warranties given in this sentence with respect to relatives or Affiliates of officers, directors, managers, members or stockholders are qualified by the Knowledge of the Seller.

3.18    Litigation. Except as set forth on Schedule 3.18, there is no material Action pending or, to the Knowledge of Seller, currently threatened against the Company or any of its Subsidiaries or, to the Knowledge of Seller, against any stockholder, member, officer, director, manager or employee of the Company, its Subsidiaries or Seller in their capacity as such. Except as set forth on Schedule 3.18, none of the Company or any of its Subsidiaries is subject to any outstanding Order that relates specifically to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently planning to initiate any Action before any court, arbitrator or Governmental Authority.

3.19    Insurance. Schedule 3.19 sets forth a true, complete and correct summary of all policies of insurance for the Company and its Subsidiaries, including in each case the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder. No insurer has made any “reservation of rights” or refused to cover all or any portion of any pending claims under any such policies. With respect to each such insurance policy listed on Schedule 3.19: (a) the policy is in full force and effect; and (b) none of the Company or any of its Subsidiaries in material breach or default (including with respect to the payment of premiums) thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of any proposed material increase in the current premiums payable for coverage (other than increases in connection with the annual renewal process), or proposed reduction in the scope (or discontinuation) of current coverage, under any of such insurance policies.

3.20    Personal Property and Assets. The Company and each of its Subsidiaries has good title to or a valid leasehold or license interest in all material tangible personal property used by it in the Business, free and clear of all Liens, except for Permitted Liens, and except for assets disposed by it in the Ordinary Course since the Balance Sheet Date. All material tangible assets of the Company and each of its Subsidiaries are in good operating condition and repair, normal wear and tear accepted. The assets and properties of the Company and each of its Subsidiaries, together with the services to be provided under the Transition Services Agreement, (a) include all assets and properties necessary for the conduct of the Business, and (b) are adequate to conduct the operations of the Company and its Subsidiaries as currently conducted. Vision or its applicable Affiliate has validly assigned to the Company or a Subsidiary of the Company, as applicable, all of the Contracts listed on Schedule 3.20.

3.21    Accounts Receivable. Except as set forth on Schedule 3.21, all of the accounts receivable of the Company and its Subsidiaries are valid and undisputed claims, and no such claims are subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course. All accounts receivable of the Company and its Subsidiaries arose out of bona fide transactions in the Ordinary Course.

3.22    Business Relationships. Schedule 3.22 sets forth a list of all customers that accounted for at least $50,000 of consolidated net sales by the Company during the twelve (12) calendar months ended as of December 31, 2016 (the “Major Customers”). To the Knowledge of Seller, (a) all such customers will continue purchasing, without significant reductions, products and services from the Company and its Subsidiaries, and (b) all suppliers, vendors and service providers that accounted for at least $50,000 of expenditures by the Company during the twelve (12) calendar months ended as of December 31, 2016 (the “Major Suppliers”) will continue after the Closing to sell the products and provide the services to the Company and its Subsidiaries currently sold and provided by them. Since January 1, 2016, no Major Customer and no Major Supplier (x) has terminated or, to the Knowledge of Seller threatened to terminate (in each case, except in the case of Contracts with the Major Customers and Major Suppliers that are expiring (or have expired) pursuant to their terms), its relationship with the Company or its Subsidiaries, (y) has decreased or limited materially or, to the Knowledge of Seller threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company or its Subsidiaries, or (z)

has materially changed or, to the Knowledge of Seller threatened to change materially, its business relationship with the Company or its Subsidiaries.

3.23    Privacy.

(a)    The Company has in place, and the Company and each of its Subsidiaries have taken, steps reasonably designed to assure material compliance with data security policies and procedures for the Company, each of its Subsidiaries and the Business, which policies and procedures have been provided or disclosed to Buyer (the “Security Policies”).

(b)    The Company and each of its Subsidiaries have taken steps reasonably designed to ensure that all material Contracts with third parties that have access to Personal Data or Customer Data include requirements with respect to such third party’s handling of Personal Data or Customer Data that are materially consistent with the Security Policies and otherwise sufficient to meet the Company’s obligations under Privacy and Security Laws and the Company’s and each of its Subsidiaries’ other material contractual obligations, including any confidentiality obligations. Neither the Company nor any of its Subsidiaries is in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data or Customer Data it receives in connection with the provision of its products and services. Neither the Company nor any of its Subsidiaries is in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data or Customer Data it receives in connection with the provision of its products and services.

(c)    The Company and its Subsidiaries use all commercially reasonable methods and technology to secure Personal Data and Customer Data from unauthorized access, which methods and technology comply with applicable Law and the Business Privacy Policies and Security Policies. Except as set forth in Schedule 3.23(c), to the Knowledge of Seller neither the Company nor any of its Subsidiaries has experienced any breach of security or other unauthorized access by a third party to the confidential or proprietary information, including personally identifiable information, in the Company’s or such Subsidiary’s possession, custody or control. The Company and its Subsidiaries have made all notifications to customers or individuals required to be made by the Company or such Subsidiary by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized Person, including any access or acquisition by third parties and employees of the Company or such Subsidiary acting outside of the scope of their authority or authorization.

(d)    Schedule 3.23(d) identifies and describes each material and distinct electronic or other database containing (in whole or in part) Personal Data and Customer Data maintained by or for the Company or its Subsidiaries (the “Company Databases”), the types of Personal Data and Customer Data in each such database, the means by which the Personal Data and Customer Data were collected and the security policies (if different from Security Policies) that have been adopted and maintained by the Company or its Subsidiaries with respect to such Personal Data and Customer Data.

(e)    True and correct copies of all current internal and customer user-facing privacy policies applicable to the Business (collectively, “Business Privacy Policies”) have been provided to Buyer. The Company and its Subsidiaries have complied with all Privacy and Security Laws in connection with the conduct of the Business. No disclosures made or contained in any Business Privacy Policy to any customer or, to the Knowledge of Seller made by a customer to any user of a product or service of the Company or any of its Subsidiaries in the Business, have been materially inaccurate or in violation of any Privacy and Security Laws in any material respect. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Buyer’s, Company’s or any of its Subsidiaries’ possession or use of the Customer Data, Personal Data or any data or information in the IT Systems, will result in any violation of any Business Privacy Policy or any applicable Law.

(f)    To the Knowledge of Seller, there is no material Action currently pending against, the Company or any of its Subsidiaries by (A) any private party or (B) any Governmental Authority related to any alleged violation of any Law pertaining to privacy, Customer Data or Personal Data. Neither the Company nor any of its Subsidiaries have received any complaint, inquiry or investigative demand regarding the Company’s or such Subsidiary’s collection, use, processing, storage or disclosure of Personal Data or Customer Data. For transactions conducted over the Company’s or any of its Subsidiaries’ publicly accessible website, the Company or a Subsidiary of the Company has posted terms and conditions and (where applicable) privacy policies of the Company or its applicable Subsidiary, copies of which have been provided to Buyer and such terms and conditions govern such transactions.

(g)    The Company and each of its Subsidiaries has: (i) provided adequate notice and obtained any necessary consents required for the collection, processing, recording, organization, storage, adaption or alteration, retrieval, consultation, use, disclosure, dissemination or combination of Personal Data and Customer Data under Privacy and Security Laws, and (ii) abided by any applicable opt-outs related to Personal Data and Customer Data, which Seller has identified on Schedule 3.23(g).

(h)    The Company and its Subsidiaries have the right to both sell and transfer all Personal Data and Customer Data to Buyer, and the sale and/or transfer of such Personal Data and Customer Data by Seller to the Buyer does not conflict with or violate applicable Law or the Security Policies or Business Privacy Policies.

(i)    No domain names have been registered by any Person that infringe any trademarks, service marks, domain names or business or trading names used, created or owned by the Company or any of its Subsidiaries. The contents of any Company website and all transactions conducted through the Company website comply with applicable Law and codes of practice in any applicable jurisdiction.

(j)    The Company and its Subsidiaries conduct and have conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar applicable Law in any other jurisdiction in which the Company or any of its Subsidiaries conducts the Business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other substantially similar applicable Law.

3.24    Information Technology.

(a)All IT Systems used by the Company and its Subsidiaries in the Business are owned by, or licensed or leased to, the Company. Copies or details of all licenses and leases relating to the IT Systems that are or have been used in the Business are listed on Schedule 3.24(a). The Company is the legal and beneficial owner of, or has a contractual right to use the IT Systems free from Liens, except for Permitted Liens, and has not, in the twelve (12) months prior to the date of this Agreement, received written notice from a third party alleging that the Company is in default under licenses or leases relating to the IT Systems. All Contracts relating to the IT Systems are valid and binding and no Contract that in any way relates to the IT Systems has been the subject of any breach by the Company, its Subsidiaries or any other Person, and neither the Company nor any of its Subsidiaries (i) have waived any breach thereof by any other Person, (ii) has received any notice of termination of any such Contract and (iii) is aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company (other than termination on notice in accordance with the terms of such Contract).

(b)The IT Systems have been satisfactorily maintained and supported and the Company and each of its Subsidiaries has reasonable and appropriate maintenance and support agreements in respect of the IT Systems, and none of them will be terminable as a result of the execution or completion of this Agreement. The Company and/or a Subsidiary of the Company is the sole legal and beneficial owner of the rights granted to the Company and/or its Subsidiary to use the IT Systems and such rights to use the IT Systems are used exclusively by the Company and/or its Subsidiaries. The IT Systems that are currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The IT Systems are in good working order and functions in accordance with all applicable documentation and specifications.

(c)The arrangements relating to the IT Systems (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the performance of this Agreement and the IT Systems will have adequate capability and capacity for all of the processing and other functions required by the Company immediately following the Closing Date.

(d)The Company and each of its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no unauthorized intrusions or breaches of the security with respect to the IT Systems. The Company and each of its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the IT Systems that are operated and controlled by the Company or a Subsidiary of the Company.

(e)The Company implements industry standard measures designed to prevent the introduction of Malicious Code into its IT Systems, including firewall protections and regular virus scans and for taking and maintaining back-up copies of Software, Customer Data and Personal Data.

(f)No Company Products or Software contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company has implemented and maintains industry standard measures designed to prevent the introduction of Malicious Code into Company Products and Software, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Company Products and Software.

(g)Neither the Company nor any of its Subsidiaries have experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (i) any substandard performance or defect in any part of the IT Systems whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (ii) a breach of security in relation to any part of the IT Systems.

3.25    Absence of Material Undisclosed Liabilities. Except as set forth in Schedule 3.18 (Litigation) and except for liabilities and obligations which (a) are reflected in the Financial Statements, (b) have been incurred in the Ordinary Course since the Balance Sheet Date, (c) are under Contracts set forth on a Schedule hereto and under other Contracts entered into in the Ordinary Course in accordance with this Agreement which are not required to be listed on a Schedule hereto, (d) have been incurred in connection with the transactions contemplated by this Agreement, or (e) are to be included in the calculation of the Final Cash Purchase Price, none of the Company or any of its Subsidiaries has any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

3.26    Absence of Certain Payments; Embargos.

(a)    In the past five (5) years, the Company has not and, to the Knowledge of Seller, no Person acting on behalf of the Company or its Subsidiaries has, directly or indirectly, on behalf of or with respect to the Company or any of its Subsidiaries, engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any similar Law applicable to the Seller. Without limiting the generality of the foregoing, in the past five (5) years, the Company has not, and no officer, employee, or, to the Knowledge of Seller, agent or other Person associated with or acting for or on behalf of the Business has, directly or indirectly, (i) used any corporate or company funds (A) to make any unlawful payment to any governmental official or employee, including without limitation, unreported political contributions, or (B) to establish or maintain any unlawful or unrecorded fund or account of any nature, including without limitation, any “off book” bank or cash account or “slush fund”; (ii) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) anything of value (whether in the form of property or services, or any other form) to any Person, for the purpose of obtaining or paying for (A) favorable treatment in securing business or (B) any other special concession; or (iii) agreed, committed or offered (in writing or otherwise) to take any of the foregoing actions.

(b)    In the past five (5) years, the Company and each of its Subsidiaries has been and is in compliance in all material respects with all applicable U.S. export control and embargo laws. In the past five (5) years, neither the Company nor any of its Subsidiaries has directly or indirectly exported any goods to any Embargoed Country without any required approval from the U.S. Government. In the past five (5) years, neither the Company nor any of its Subsidiaries has received any written or, to the Seller’s Knowledge, other communication from any Governmental Authority alleging that the Company or any of its Subsidiaries or any of its employees or agents has violated, is not in compliance with, or has any Liability under, any U.S. export control and embargo law. In the past five (5) years, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of Seller, oral communication from any Governmental Authority alleging that the Company or any of its Subsidiaries or any of its employees or agents has violated, is not in compliance with, or has any Liability under, any U.S. export control and embargo law. As used herein, “Embargoed Country” means each of Iran, Sudan, Cuba and Syria, and (ii) “U.S. export control and embargo law” means each of the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), and all Executive Orders, rules and regulations implemented under any of the above statutes, and all regulations, laws and policies.

3.27    Disclaimer. Except for the representations and warranties contained in this Article 3 (including the Disclosure Schedules), none of Seller, the Company, any of its Subsidiaries, any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to Seller, the Company or its Subsidiaries or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the schedules accompanying this Agreement delivered by Buyer to Seller, Buyer hereby represents and warrants to Seller that each of the statements contained in this Article 4 is true and correct as of the date of this Agreement:
4.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by each as of the date of this Agreement. Buyer is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted by it requires such licensing or qualification.

4.2    Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law and Equity.

4.3    Consents and Approvals; No Violation.

(a)    Except for such filings as may be required under the Exchange Act, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b)    The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the organizational or governing documents of Buyer; (ii) violate any Law or Order to which Buyer or any of its Subsidiaries is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Buyer or any of its Subsidiaries is a party.

4.4    Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer.

4.5    Litigation. There is no Action, hearing or investigation pending or, to Buyer’s knowledge, currently threatened against Buyer or any of its properties or assets that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order.

4.6    Sufficiency of Funds. Buyer has, and will have at the Closing, immediately available funds sufficient to enable it to consummate the transactions contemplated by this Agreement, including the payment of the Cash Purchase Price and all other amounts (including all related fees and expenses) payable by it in connection with this Agreement and the transactions contemplated hereby.

4.7    Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.8    Buyer Common Stock.

(a)    As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 45,000,000 shares of Buyer Common Stock, of which 27,394,024 were issued and outstanding as of the close of business on December 31, 2016, and (ii) 6,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock”), of which no shares of Buyer Preferred Stock are issued and outstanding as of the date of this Agreement.

(b)    The Buyer Common Stock which constitutes the Buyer Shares has been duly authorized, and upon consummation of the transactions contemplated by this Agreement and issuance of such Buyer Common Stock pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of all restrictions, Liens and charges, other than pursuant to this Agreement and applicable securities law, and will not be subject to preemptive or similar rights.

4.9    SEC Filings; Financial Statements. Except as set forth on Schedule 4.9 or disclosed in the Buyer SEC Documents:

(a)    Buyer has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC from and after January 1, 2012 (the “Buyer SEC Documents”). True, complete and correct copies of all the Buyer SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of Buyer, none of the Buyer SEC Documents is the subject of an ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents. None of Buyer’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)    Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market, Inc.

(c)    Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that information required to be disclosed by Buyer is recorded and reported on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Buyer maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Buyer’s auditors and the audit committee of Buyer’s Board of Directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and has identified for Buyer’s auditors and the audit committee of Buyer’s Board of Directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(d)    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

4.10    Buyer’s Due Diligence; Limitations on Representations and Warranties. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer acknowledges that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, of Seller, the Company or any of its Subsidiaries or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, except as expressly set forth in this Agreement (including the Disclosure Schedules) and the Ancillary Agreements. With respect to projections, forward-looking statements, other forecasts or business plan information delivered or made available by or on behalf of Seller or the Company, Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, statements, other forecasts and information and (b) the accuracy and correctness of such projections, statements, other forecasts and information may be affected by information which may become available through discovery or otherwise after the date of such projections, statements, other forecasts and information.

ARTICLE 5
CLOSING DELIVERABLES

5.1    Closing Deliverables of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form:

(a)    A non-foreign affidavit of Seller, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(b)    A copy of the authorizing resolutions of Seller’s board of directors, certified by the secretary of Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(c)    Copies of the following for the Company certified by an officer of the Company: (i) the Company’s certificate of incorporation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Company; and (iii) the Company’s by-laws, as amended;

(d)    Copies of each of the following for each Subsidiary of the Company certified by an officer of such Subsidiary: (i) such Subsidiary’s organizational documents, certified by the appropriate Governmental Authority as of a recent date; (ii) a certificate as to such Subsidiary’s legal existence and good standing (to the extent such concepts are applicable) in such Subsidiary’s jurisdiction of incorporation or formation, certified by the appropriate Governmental Authority as of a recent date; and (iii) such Subsidiary’s by-laws, operating agreement or equivalent organizational document, as applicable, as amended;

(e)    A transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Buyer, the Company and Vision;

(f)    A registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), duly executed by Seller;

(g)    The Escrow Agreement, duly executed by Seller;

(h)    Copies of all Seller Required Government Approvals listed on or required to be listed on Schedule 3.4(a);

(i)    All approvals and consents listed on Schedule 5.1(i);

(j)    Omnibus assignment entered into between the Company and Vision assigning the Contracts set forth on Schedule 5.1(j);

(k)    Resignations from each of the directors and offices of the Company set forth on Schedule 5.1(k);

(l)    An assignment to Buyer of the patents of the Company or a Subsidiary of the Company set forth on Schedule 5.1(l);

(m)    [intentionally omitted];

(n)    The real property lease assignments set forth on Schedule 5.1(n); and

(o)    Evidence of termination of the Shared Services Agreement, dated as of June 16, 2016, by and between Vision and the Company.

5.2    Closing Deliverables of Buyer. At the Closing, Buyer shall deliver the Net Closing Cash Purchase Price and other amounts and shall also deliver the Buyer Shares, in each case as provided in Section 2.3(b), and Buyer shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following document, duly executed or otherwise in proper form:

(a)    A copy of the authorizing resolutions of Buyer’s board of directors, certified by the secretary of Buyer as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(b)    Copies of the following for Buyer certified by an officer of Buyer: (i) Buyer’s certificate of incorporation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of Buyer; and (iii) Buyer’s by-laws, as amended;

(c)    A representation and warranty insurance policy to provide coverage for potential claims by Buyer hereunder in the form attached as Exhibit E (the “R&W Insurance Policy”);

(d)    The Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(e)    The Registration Rights Agreement, duly executed by Buyer.

ARTICLE 6
GENERAL COVENANTS

6.1    Books and Records; Access. Seller shall (a) promptly following the Closing, deliver to Buyer the minute books, corporate seals, records and agreements of the Company and its Subsidiaries, as applicable, and (b) as soon as reasonably practicable following the Closing, deliver to Buyer the assets set forth on Schedule 6.1, it being agreed and understood that all reasonable and documented out-of-pocket costs associated with the physical delivery of any of such assets shall be borne by Seller. Following the Closing, Buyer shall, and shall cause each of its Subsidiaries to, provide Seller and its representatives with reasonable access to and/or copies of all documents, books, records, agreements, and financial data of any sort relating to Seller’s ownership of the Company prior to the Closing during normal business hours and upon reasonable prior notice, including preparation of the Closing Date Statement. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall cause the Company and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Buyer or any of its Subsidiaries may intend to destroy, alter or dispose of.

6.2    Post-Closing Employment.

(a)    During the twelve (12) month period following the Closing, Buyer shall take, or shall cause the Company and its Subsidiaries to take, all actions required so that all individuals who are, as of immediately prior to the Closing, employed by the Company or any of its Subsidiaries (including employees on vacation, leave of absence, or short-term disability but excluding any employees on long-term disability) (the “Post-Transaction Employees”) (i) receive base compensation, target bonus opportunities and benefits (exclusive of severance benefits, which are addressed in (ii) below) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the Closing; and (ii) are eligible for severance benefits that are no less than the severance benefits that are made available to newly-hired employees of Buyer or its Affiliates under the Buyer’s or its Affiliates’ severance policy or practice then in effect.

(b)    Effective as of the Closing Date, Seller shall take or cause the Company or its Subsidiaries to take, such actions necessary to cease participation in each of the Non-Company Plans. Notwithstanding the foregoing, Seller shall cause the Post-Transaction Employees located in the United States to remain eligible to participate in the Non-Company Plans that provide medical, dental and vision benefits to such employees immediately prior to the Closing through the end of the month in which the Closing occurs.

(c)    To the extent that Buyer, the Company or any of its Subsidiaries modifies any coverage or benefit plans under which the Post-Transaction Employees participate, Buyer, the Company or the applicable Subsidiary shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and to give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs, except to the extent the consent of a third-party, such as an insurer, is required and consent cannot be obtained through reasonable efforts. Seller shall or shall cause Vision to be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) as a result of the transactions contemplated hereunder.

(d)    Effective immediately prior to the Closing, Seller shall or shall cause Vision or its Affiliates to fully vest all unvested contributions allocated to the Post-Transaction Employees under Vision’s tax-qualified defined contribution plan (“Vision 401(k) Plan”) in which such employees participate immediately prior to the Closing. Seller shall or shall cause Vision to take any such action as necessary to permit each Post-Transaction Employee with an outstanding loan under the Vision 401(k) Plan to make a direct rollover of such loan to the tax-qualified defined contribution plan sponsored by Buyer in which such Post-Transaction Employee is eligible to participate following the Closing.

(e)    For a period of ninety (90) days following the Closing, Buyer shall not, and shall cause the Company and its Subsidiaries not to, terminate any Post-Transaction Employees in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law.

(f)    Nothing contained in this Section 6.2, whether express or implied, will be construed to (i) confer upon any Person any rights to employment or continued employment or any term or condition of employment for any period with Buyer, (ii) limit the ability of Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, sponsored, maintained or contributed to by any of them, or (iii) confer upon any Person who is not a Party, including any Company employee, any rights or remedies of any nature whatsoever (including any third-party beneficiary rights under this Agreement) under or by reason of this Section 6.2.

(g)    This Section 6.2 shall survive the Closing, and shall be binding on all successors and assigns of Buyer, the Company and its Subsidiaries.

6.3    Director and Officer Liability and Indemnification.

(a)    On or prior to the Closing, Seller shall, or shall cause the Company to obtain irrevocable “tail” insurance policies naming all current and former directors, officers, employees, Affiliates and agents of the Company and its Subsidiaries (the “D&O Indemnified Persons”) as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with an A++ or AAA credit rating with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing Date. The costs associated with the “tail” insurance policies shall constitute Seller Expenses. Buyer shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect.

(b)    For a period of six (6) years after the Closing, Buyer shall not, and shall cause the Company and its Subsidiaries not to, amend, repeal or modify any provision of any indemnification agreements existing on the date hereof or any provision in the Company’s or any of its Subsidiaries’ organizational or governing documents relating to the indemnification of the D&O Indemnified Persons, in each case in a manner that would limit the scope of such indemnification.

(c)    The provisions of this Section 6.3 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had, under applicable Law, by Contract or otherwise.

6.4    Restrictive Legends.

(a)    For so long as may be required under applicable Law, the certificates representing shares of Buyer Common Stock issued pursuant to this Agreement shall bear, in addition to any legends required under applicable state securities or “blue sky” laws, a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the ‘Securities Act’), or under any applicable state securities or ‘blue sky’ laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, or (ii) with written permission of the issuer of these securities. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or ‘blue sky’ laws. These securities may be pledged in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act.”
(b)    In order to prevent any transfer of shares of Buyer Common Stock in violation of applicable Law or the terms of this Agreement, Buyer may cause a stop transfer order to be placed with its transfer agent with respect to any such shares of Buyer Common Stock. Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of applicable Law or the terms of this Agreement.

6.5    Confidentiality. For a period of three (3) years following the Closing, Seller shall not, directly or indirectly, disclose or divulge any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to Buyer, the Company, its Subsidiaries or the Business, including information of others that Buyer, the Company or any of its Subsidiaries has agreed to keep confidential, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller, (b) to the extent that such information is provided to Seller by a third party that was not known to Seller to be bound by any duty of confidentiality to Buyer, the Company or its Subsidiaries, (c) that Seller shall not have any obligation under this Section 6.5 with respect to any such information that is independently developed by Seller after the Closing, (d) for any such information that is used in connection with any business of Seller or its Affiliates (other than the Business), or (e) to the extent that disclosure of such information is required by applicable Law or legal process (but only after Seller has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).

6.6    General Release. Effective as of the Closing, Seller voluntarily, knowingly and irrevocably releases and forever discharges the Company, its Subsidiaries and their respective officers, directors, managers and employees from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of Seller under this Agreement or any Ancillary Agreement to which Seller is a party.

6.7    Company Product Assets.

(a)    To the extent (i) any Contracts, patents, patent applications or trademarks directly related to the Company Products, including without limitation those set forth on Schedule 3.13(c), or (ii) any domain names set forth on Schedule 6.7(a)(i) (clauses (i) and (ii), collectively, the “Company Product Assets”) are not owned or administered (with respect to domain names) by the Company or a Subsidiary of the Company as of the Closing, Seller shall (x) cause such Company Product Assets constituting patents, patent applications, trademarks or domain names that are (1) set forth on Schedule 3.13(c) or (2) used solely with respect to the Business, to be assigned and/or the administrative rights transferred (with respect to domain names) to the Company, (y) in the case of any Company Product Assets constituting patents, patent applications, trademarks or domain names (excluding those set forth on Schedule 3.13(c)) that are owned or administered (with respect to domain names) by Vision or an Affiliate of Vision and are used both with respect to the Business and any business of Vision or an Affiliate of Vision (other than the Business), cause Vision or the applicable Affiliate of Vision to enter into a separate commercially reasonable agreement covering the use of such Company Product Assets by the Company or any of its Subsidiaries (such agreement (1) to be in a form reasonably satisfactory to Buyer and (2) shall not include any payment obligations on the part of Buyer to Seller, it being acknowledged that Buyer has paid for these rights as part of its payment of the Purchase Price) with the Company or the applicable Subsidiary as promptly as reasonably practicable following the Closing, and (z) shall use commercially reasonable efforts to cause such Company Product Assets constituting Contracts (other than any Contracts that run to the benefit of both Vision or any of its Subsidiaries and the Company or any of its Subsidiaries) to be validly assigned to the Company, including the Contracts set forth on Schedule 6.7(a)(ii), and to obtain any third-party consents or waivers required in connection therewith; provided, however, that if such third-party consent or waiver cannot been obtained, then, with respect to each such Contract, Seller shall use commercially reasonable efforts to (A) provide to Buyer all of the benefits under such Contract (including entering into a subcontracting or subleasing arrangement, if permitted), (B) ensure that the claims, rights and benefits with respect to such Contract are preserved for Buyer or for the benefit of Buyer and (C) facilitate receipt of, and promptly pay to, Buyer all monies received by Vision or any Affiliate of Vision, as applicable, under any such Contract or any claim, right or benefit arising thereunder. In addition, with respect to any Contracts that run to the benefit of both Vision or any of its Subsidiaries and the Company or any of its Subsidiaries, including those Contracts set forth on Schedule 6.7(a)(iii), Seller and Vision will use commercially reasonable efforts to cause the applicable counterparty to enter into a separate agreement with the Company or the applicable Subsidiary as promptly as reasonably practicable following the Closing, the form of which agreement shall be reasonably satisfactory to Buyer.  Notwithstanding anything to the contrary set forth in this Section 6.7, neither Seller nor Vision shall be required to pay any amounts to any third party (other than any fees, costs and expenses of its counsel) or to commence any Action in connection with any actions taken by Seller or Vision pursuant to clause (z) of this Section 6.7. Notwithstanding any provision to the contrary in this Section 6.7, should additional domain names that are controlled by the Company or any of its Subsidiaries in relation to the advertising, marketing, sale and use of the Company Products but owned by Vision and not listed on Schedule 6.7(a)(i) be discovered after the Closing, Seller shall cause Vision to transfer such domain names to the Company, or, to the extent that such domain names are sub-domains of solutionvisions.com, Buyer will use reasonable best efforts to move the necessary content and functionality to a domain of Buyer’s choosing.

(b)    To the extent any patents, patent applications or trademarks directly related to any products currently being manufactured, distributed, licensed or sold by Vision and its Subsidiaries (the “Vision Products”) or (ii) any domain names that are controlled by Vision or any of its Subsidiaries in relation to the advertising, marketing, sale and use of the Vision Products (clauses (i) and (ii), collectively, the “Vision Product Assets”) are not owned or administered (with respect to domain names) by Vision or a Subsidiary of Vision as of the Closing, Buyer shall, in the case of any Vision Product Assets that are owned or administered (with respect to domain names) by the Company or any of its Subsidiaries and are used with respect to any business of Vision or an Affiliate of Vision (other than the Business), cause the Company or the applicable Subsidiary of the Company to enter into a separate commercially reasonable agreement covering the use of such Vision Product Assets by Vision or any of its Subsidiaries, in a form reasonably satisfactory to Vision, with Vision or the applicable Subsidiary of Vision as promptly as reasonably practicable following the Closing.

(c)    In addition, Seller agrees that within thirty (30) days after the Closing, Seller shall, or shall cause Vision to, use commercially reasonable efforts to (i) modify its marketing, advertising, training and other materials, including all websites, to delete all references to the Company, its Subsidiaries and the Company Products, and (ii) provide a copy of all content relating to the Company Products on any Seller- or Vision-maintained website to Buyer.

6.8    Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made by any Party without the joint written approval of Buyer and Seller, unless required by: (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; (c) by Order of a Governmental Authority; or (d) by subpoena, summons or legal process; provided, however, that in each such case Seller and Buyer shall be provided with an opportunity to review such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, each Party shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby: (i) to authorized representatives and employees of such Party or its Affiliates; (ii) in connection with summary information about the financial condition of such Party or any Affiliate of such Party; or (iii) to any of its Affiliates, auditors, attorneys, financing sources, limited partners, potential investors or other agents; provided, however, that in the case of disclosures made pursuant to clauses (i) through (iii), the recipient is informed of the confidential nature of such information.

6.9    Noncompetition.

(a)    During the Noncompetition Period neither Seller, Vision nor any of their Subsidiaries will, directly or indirectly, including as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person, (i) engage in or assist any other Person to engage in any Covered Business anywhere in the Covered Area, (ii) (x) solicit or endeavor to entice away from the Company, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Company with, any Covered Person or (y) hire any Covered Person; provided, however, that (x) of this subclause (ii) shall not apply in the case of a general solicitation which is not directed specifically to any such employees or consultants; and provided further that this subclause (ii) shall not apply to (A) any Covered Person the employment or consultancy, as applicable, of which has been terminated by the Company if at least ninety (90) days have passed since such termination or (B) any Covered Person who has resigned from employment or consultancy, as applicable, with the Company if at least twelve (12) months have passed since such resignation, or (iii) solicit or endeavor to entice away from the Company, endeavor to reduce the business conducted with the Company by, or otherwise interfere with the business relationship of the Company with, any Person who is as of the Closing, or was within the one-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having material business relations with, the Company (collectively, “Customer Parties”), in each case with respect to the Covered Business, provided, that Seller, Vision and its Subsidiaries shall be permitted to solicit Customer Parties with respect to the business of Seller, Vision and its Subsidiaries, to the extent unrelated to the Covered Business.

(b)    For purposes of this Section 6.9, the following terms shall have the following meanings:
(i)    “Company” shall mean and include the Company and any of its Subsidiaries, whether now existing or existing in the future, and all of their respective successors and assigns.

(ii)    “Covered Area” means anywhere in the United States or anywhere else in the world where the Company does business as of the Closing.

(iii)    “Covered Business” means any business in which the Company is engaged as of the Closing, including without limitation, the business and operations of providing disaster recovery, high availability software and services related to physical, virtual and cloud workloads residing on Linux and Windows operating systems; provided, however, that Covered Business shall not include a business acquired after the date of this Agreement so long as (i) the acquired business derives less than 30% of its annual revenue from lines of business that would otherwise cause the acquired business to be a Covered Business and (ii) neither Seller nor Vision intends at the time of such acquisition to expand any lines of business that would otherwise cause the acquired business to be a Covered Business.

(iv)    “Covered Person” means any Person who is as of the Closing an employee of the Company with an annual base salary in excess of $75,000 or consultant to the Company with a base annual fee in excess of $75,000.

(v)    “Noncompetition Period” means the period commencing as of the Closing and ending as of the two-year anniversary of the Closing.

6.10    Injunctive Relief; Reasonable Restrictions.

(a)    Each of Seller and Vision acknowledges that any breach or threatened breach of the provisions of Section 6.9 will cause irreparable injury to Buyer, the Company and/or their respective Subsidiaries for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, Buyer, the Company and/or such Subsidiaries shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining Seller, as the case may be, from committing such breach or threatened breach.  The rights provided under this Section 6.10(a) shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company or such Subsidiaries.

(b)    Each of Seller and Vision (i) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (ii) acknowledges that the duration, geographical scope and subject matter of Section 6.9 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business, (iii) acknowledges that Buyer would not have closed the transactions contemplated by this Agreement without the benefits contained in Section 6.9, and (iv) acknowledges that its compliance in all respects with the covenants set forth in Section 6.9 will not have a material adverse effect on its business, and (v) understands that, subject to Section 9.3, this Agreement is assignable by the Company and the Buyer and shall inure to the benefit of their respective successors and permitted assigns.

6.11    Audit Support. On or prior to the Closing Date, Buyer shall, at its sole cost and expense, engage Grant Thornton LLP (“Grant Thornton”) to audit the consolidated Financial Statements of the Company for the fiscal years ended October 31, 2015 and October 31, 2016 (the “Audit” and, such audited Financial Statements, the “Audited Financial Statements”).  From and after the Closing and until the completion of the Audit, except as determined in good faith by the Seller to ensure compliance with any applicable Law, Seller shall, in the manner set forth in the Transition Services Agreement, assist Buyer in connection with Buyer’s preparation of the Audited Financial Statements, including providing access to the properties, books, records, employees (including financial and accounting personnel), and external auditors of Seller, Vision and their respective Subsidiaries, provided that (i) none of Seller, Vision or any of their Subsidiaries shall be required to retain any additional personnel or employees in connection with providing such assistance, including any former employees of the Business; and (ii) Buyer shall reimburse Seller for up to $25,000 of out-of-pocket fees, costs and expenses incurred by Seller, Vision and their respective Affiliates in connection with such assistance. Any information provided to or obtained by Buyer or Grant Thornton pursuant to this Section 6.11 shall be subject to the terms of, and the restrictions contained in, the Confidentiality Agreement.  Seller shall cause such executive officer(s) of the Company as are required by Grant Thornton, each in his, her or their capacity as an officer of the Company, to execute and deliver management representation letters and other certifications, in each case in a customary form and substance, required by Grant Thornton in connection with the preparation of the Audited Financial Statements. Notwithstanding any other provision of this Agreement to the contrary, Seller and its Affiliates shall not have any Liability for any matter relating to, or in connection with, or arising out of the Audited Financial Statements or the preparation thereof; provided, however, that nothing contained in this sentence shall in any way limit Buyer’s ability to make a claim for indemnification under Article 7 for any breach of Section 3.8 hereof.

6.12    Retention Bonuses. Buyer shall be responsible for paying the retention bonuses set forth on Schedule 6.12 (the “Retention Bonuses”).

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

7.1    Survival of Representations, Warranties and Covenants.

(a)    The representations and warranties of Seller and Buyer contained in this Agreement (whether or not contained in Article 3 or Article 4) or in any Ancillary Agreement shall survive the Closing; provided that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect to such representations and warranties (other than Fundamental Representations) more than fifteen (15) months after the Closing or with respect to Fundamental Representations more than six (6) years after the Closing.

(b)    Notwithstanding the foregoing, any claims asserted with reasonable specificity and in writing by notice from the applicable non-breaching party to the breaching party prior to the date that is fifteen (15) months after the Closing, or, with respect to Fundamental Representations, prior to the date that is six (6) years after the Closing, shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(c)    The covenants and agreements of any Party set forth in this Agreement (including those in Article 6) and in any Ancillary Agreement to the extent contemplating or requiring performance in full by such Party prior to the Closing shall terminate effective immediately as of the Closing. Each covenant and agreement set forth in Section 2.4, and all covenants and agreements set forth in this Agreement and in any Ancillary Agreement which by their terms are to be performed, in whole or in part, or which prohibit actions, subsequent to the Closing, shall survive the Closing and shall continue in full force and effect until the last date on which such covenant or agreement is to be performed or the expiration of the period for performance specified therein, or if no such date or period is specified, for a period of fifteen (15) months after the Closing; provided, however, that (i) the covenants in Section 6.8 shall survive indefinitely, (ii) the covenants in

Section 6.7 shall survive for a period of two (2) years after the Closing, (iii) the covenants in Section 6.10 shall survive until the expiration of the Noncompetition Period and (iv) the covenants in Section 7.3(e), Section 7.3(g) and Section 7.3(h) shall survive for the applicable statute of limitations plus thirty (30) days. Notwithstanding the foregoing, nothing herein shall limit or affect Buyer’s or any of its Affiliates’ liability for the failure to pay the Purchase Price (in whole or in part).

7.2    Indemnification Limits.

(a)    If the Closing occurs, the Buyer Indemnified Parties shall not be entitled to recover any Losses for breach of the representations and warranties of Seller contained herein or any claims for indemnification made pursuant to Section 7.3(c) unless and until the Buyer Indemnified Parties’ aggregate claims therefor exceed $50,000 (the “Basket”), at which time the Buyer Indemnified Parties shall be entitled to recover Losses for all claims including the first $50,000; provided, that the Basket shall not apply to claims for breach of any Fundamental Representation or claims for indemnification made pursuant to Section 7.3(e), Section 7.3(g) or Section 7.3(h). In no event shall the Buyer Indemnified Parties be entitled to recover Losses (i) for claims for breach of the Fundamental Representations in excess of $13,050,000, (ii) for claims for breach or violation of the covenants set forth in Section 6.7, Section 6.9 and Section 6.11 in excess of $9,787,500 in the aggregate for all such claims, or (iii) for claims made pursuant to Section 7.3(g) and Section 7.3(h) in excess of $2,000,000 in the aggregate for all such claims. For the avoidance of doubt, the Parties acknowledge and agree that there is no limitation on the dollar amount of Losses that may be recovered with respect to claims for indemnification made pursuant to Section 7.3(e). Notwithstanding the limitations on indemnification set forth in Section 7.1 and this Section 7.2, such limitations shall not apply to any claim for fraud. For all purposes of this Article 7, when determining the amount of the Losses (but not when determining whether a representation or warranty of Seller has been breached or is inaccurate), any Material Adverse Effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

(b)    The Buyer Indemnified Parties’ sole source of recovery from Seller for Losses arising from or relating to claims for indemnification under this Article 7 (other than Losses arising from or relating to (i) breaches of the Fundamental Representations, (ii) claims for breach or violation of the covenants set forth in Section 6.7, Section 6.9 or Section 6.11, or (iii) claims for indemnification made pursuant to Section 7.3(e), Section 7.3(g) or Section 7.3(h)) shall be the funds remaining in the Escrow Account.

(c)    Any and all claims by a Buyer Indemnified Party for Losses arising from or relating to (i) a breach of a Fundamental Representation, (ii) a breach or violation of the covenants set forth in Section 6.7, Section 6.9 or Section 6.11, or (iii) claims for indemnification made pursuant to Section 7.3(e), Section 7.3(g) or Section 7.3(h) shall be satisfied by cash payment by Seller (or Vision pursuant to Section 7.13) to the Buyer Indemnified Party.

(d)    Seller shall not be liable under this Article 7: (i) for any punitive Losses, except to the extent awarded and paid to a third party, (ii) for any duplication of amounts taken into account in the determination of the Estimated Cash Purchase Price or the Final Cash Purchase Price, each in accordance with Section 2.4 or (iii) consequential damages related to any customer business interruption or loss of data.

(e)    The amount of Losses that any Buyer Indemnified Party shall be entitled to recover shall be calculated net of any Tax Benefits actually realized by the Buyer Indemnified Party on account of such Losses in (i) the taxable year such Losses were incurred and (ii) during any taxable period beginning on or prior to the second anniversary of the first day of the taxable period during which such Losses were incurred. For this purpose, a Buyer Indemnified Party shall be deemed to recognize a “Tax Benefit” with respect to a Loss in a taxable year if, and only to the extent that, the Buyer Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the Loss, exceeds the Buyer Indemnified Party’s actual liability for Taxes for the year, calculated by taking into account any Tax items attributable to the Loss (to the extent permitted by relevant Law). In the event that any Tax Benefit is actually realized by any Buyer Indemnified Party with respect to any Loss after such Buyer Indemnified Party has been indemnified for such Loss hereunder, the applicable Buyer Indemnified Party shall promptly pay to Seller the amount of such Tax Benefit at such time or times as (and to the extent that) such Tax Benefit is actually realized by such Buyer Indemnified Party. If and to the extent that (x) the amount of a Tax Benefit has been taken into account in computing the amount of any Loss under this Section 7.2(e) or paid to the Seller under the immediately preceding sentence, and (y) in a subsequent audit or other proceeding a Buyer Indemnified Party is required to pay additional Taxes as a result of the disallowance of such Tax Benefit, Seller shall promptly pay to the applicable Buyer Indemnified Party the amount of the additional Taxes resulting from the disallowance of such Tax Benefit.

(f)    The amount of Losses that any Buyer Indemnified Party shall be entitled to recover shall be calculated net of any insurance proceeds (including, for the avoidance of doubt, any proceeds under the R&W Insurance Policy) or any indemnity, contribution or other similar payment actually recovered by the Buyer Indemnified Party from any third party with respect to such Losses. The Buyer Indemnified Parties shall use reasonable best efforts to seek full recovery under all insurance policies (including the R&W Insurance Policy) and Contracts covering any Loss to the same extent as they would if such Loss was not subject to indemnification hereunder. The Buyer Indemnified Parties shall not be entitled to pursue a claim in respect of any Losses against Seller hereunder other than (i) with respect to Fundamental Representations and (ii) submitting a claim notice in accordance with Section 7.5 or Section 7.6 until the Buyer Indemnified Parties have used their reasonable best efforts to seek such full recovery under all insurance policies; provided, however, that notwithstanding anything to the contrary set forth in this Section 7.2, the Buyer Indemnified Parties shall be entitled to pursue claims for Losses hereunder first and directly against Seller if the applicable retention under the R&W Insurance Policy has not been reduced to zero; provided, further, that the Buyer Indemnified Parties shall submit a notice to the insurer under the R&W Insurance Policy concurrently with, or as promptly as reasonably practicable after, pursuing a claim in respect of any Losses hereunder against Seller. In the event that any insurance or other recovery is made by any Buyer Indemnified Party with respect to any Loss for which such Buyer Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly by such Buyer Indemnified Party to Seller.

7.3    Indemnification by Seller. Subject to the applicable limitations in Sections 7.1 and 7.2, Seller shall indemnify and hold Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of or relating to (a) any breach, inaccuracy or violation of the representations or warranties of Seller set forth in this Agreement (including the Disclosure Schedules), (b) any breach or violation of the covenants or agreements of Seller or Vision set forth in this Agreement, (c) subject to Section 8.9, all Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Periods and the portion of any Straddle Period ending on or before the Closing Date (to the extent such Taxes are not taken into account in computing Closing Working Capital), (d) [intentionally omitted], (e) any Company Group Tax Liability relating to any Pre-Closing Tax Period commencing after July 23, 2010, (f) [intentionally omitted], (g) all Taxes of the Company with respect to any deferred intercompany gain in connection with the potential deemed distribution, if any, by the Company to Vision prior to the 2017 taxable year, or (h) all non-U.S. Taxes of the Company and its Subsidiaries.

7.4    Indemnification by Buyer. Subject to the applicable limitations in Sections 7.1 and 7.2, Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all Losses arising out of or relating to (a) any breach, inaccuracy or violation of the representations or warranties of Buyer set forth in this Agreement (including the schedules accompanying this Agreement delivered by Buyer to Seller), or (b) any breach or violation of the covenants or agreements of Buyer set forth in this Agreement.

7.5    Procedures for Indemnification of Third Party Claims.

(a)    A Party or Parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the Party or Parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice. Such written notice shall describe the facts and circumstances giving rise to such Claim, the basis upon which indemnification is being sought, the amount or estimated amount of the Losses relating to such Claim, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such Losses reasonably estimated by the Indemnified Party), and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b)    If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within thirty (30) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim (or such lesser number of days set forth in such notice as may be required by any court or arbitral proceeding), the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim with counsel selected by the Indemnifier and reasonably satisfactory to the Indemnified Party (which shall include Foley & Lardner LLP and SYCR); provided, that (i) each of the Indemnified Party and the Indemnifier, as applicable in the event such Party has not assumed the defense of such Claim, may participate in any proceeding with counsel of its choice and at its expense, (ii) Buyer or any of its Affiliates may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor at any time when Buyer believes in good faith that any Claim (A) is having or would reasonably be expected to have a material adverse effect on Buyer, the Company or any of their Subsidiaries, (B) pertains primarily to a Tax liability for a post-Closing period, (C) relates to or arises in connection with any criminal matter, (D) involves as the primary course of action a claim for injunctive relief, or (E) exceeds the amount then held in escrow and available to satisfy such Claim under the Escrow Agreement; (iii) the Indemnifier may not assume the defense of any Claim if, in the reasonable opinion of counsel to the Indemnified Party, an actual conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation, or the amount of any Claim exceeds or would reasonably be expected to exceed the limits of indemnification acknowledged by the Indemnifier, and (iv) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnified Party determines in good faith that the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless (A) such settlement provides the Indemnified Party with a full release from such Claim, (B) such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified, or (C) there is no finding or admission of a violation of applicable Law by the Indemnified Party.

(c)    The Parties will cooperate fully with each other in connection with the defense of any Claim. If the Indemnifier chooses to defend any Claim, the Indemnified Party shall, upon the reasonable request of the Indemnifier, make reasonably available to the Indemnifier without charge such books, records or other documents and employees and representatives reasonably related to such Claim or any related claim or counterclaim that are within the Indemnified Party’s possession and control that are necessary or appropriate for such litigation or other legal proceeding or for any internal or external audit work in respect of such Claim conducted by the Indemnifier.

7.6    Right of Set Off. If Seller has not satisfied in cash any indemnification obligation owed by it hereunder with respect to the breach of any Fundamental Representation or any claim for indemnification made pursuant to Section 7.3(e), Section 7.3(g) or Section 7.3(h), Buyer or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by applicable Law, setting-off against any amounts due and owing from any Buyer Indemnified Party to Seller pursuant to this Agreement or any Ancillary Agreement, including without limitation, any amounts due and owing under the Transition Services Agreement. If Buyer has not satisfied in cash any indemnification obligation that is finally determined to be owed by it hereunder, Seller or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by applicable Law, setting-off against any amounts due and owing from any Seller Indemnified Party to Buyer pursuant to this Agreement or any Ancillary Agreement.

7.7    Procedures for Indemnification of Direct Claims. If any Indemnified Party shall claim to have suffered a Loss (other than with respect to any Claim) for which indemnification is available under Section 7.3 or Section 7.4, as the case may be (for purposes of this Section 7.6, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of the provisions of Section 7.2 hereof), the Indemnified Party shall notify the Indemnifier in writing of such claim. Such written notice shall describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party), and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. Any dispute regarding the Indemnified Party’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 9.8 herein or as otherwise agreed in writing between the Parties.

7.8    Mitigation. Following the Closing each Indemnified Party shall, to the extent required by applicable Law, mitigate all Losses for which it is entitled to indemnification pursuant to this Article 7 incurred or reasonably expected to be incurred by it or any Indemnified Party that it controls (including costs to the minimum extent necessary to remedy the circumstances giving rise, or reasonably expected to give rise, to such Losses) upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Loss (provided that an Indemnified Party shall have no obligation to commence any Action pursuant to this Section 7.8).

7.9    Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article 7 shall be adjustments to the Cash Purchase Price for Tax purposes.

7.10    Exclusive Remedy. From and after the Closing, the indemnification provisions of this Article 7 shall be the exclusive remedy of the Parties with respect to this Agreement, except (a) with respect to the determination of the Cash Purchase Price, which shall be governed by Section 2.4, (b) to the extent that a Party suffers Losses as a result of any fraud, in which case such Party shall be entitled to additional relief and remedies otherwise available up to a maximum monetary recovery equal to the Cash Purchase Price, (c) that the Buyer Indemnified Parties may seek injunctive relief in connection with any actual or threatened breach of the Agreement, including without limitation with respect to any actual or threatened breach of the covenants set forth in Article 6, (d) as otherwise provided in Section 8.1(b) or (e) for equitable relief to which any Party may be entitled pursuant to this Agreement.

7.11    Maintenance of R&W Insurance Policy. Buyer shall maintain the R&W Insurance Policy in full force and effect until the later of the fifteen (15)-month anniversary of the Closing Date or the date on which any asserted claims for breach of the representations and warranties of Seller covered by the R&W Insurance Policy have been finally resolved. Buyer shall pay 100% of all premiums associated with obtaining and maintaining the R&W Insurance Policy.

7.12    Escrow Release. Within three (3) Business Days following the fifteen (15) month anniversary of the Closing Date, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller an amount equal to: (a) the balance of the funds in the Escrow Account (including any interest accrued or income otherwise earned on the Escrow Amount) minus (b) the aggregate amount, if any, with respect to which a Buyer Indemnified Party has reasonably and in good faith made a claim pursuant to the procedures set forth in this Article 7 on or prior to the fifteen (15) month anniversary of the Closing Date and for which the obligation to indemnify, if any, has not been satisfied (any such claim, an “Unresolved Claim”). Following the fifteen (15) month anniversary of the Closing Date, once an Unresolved Claim is finally resolved, then within five (5) Business Days after the final resolution of such Unresolved Claim and the delivery to the applicable Buyer Indemnified Party of the amount to be delivered to such Buyer Indemnified Party with respect to such Unresolved Claim from the funds remaining in the Escrow Account (including any interest accrued or income otherwise earned on the Escrow Amount), if any, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller an amount equal to: (i) the aggregate amount of all funds then remaining in the Escrow Account (including any interest accrued or income otherwise earned on the Escrow Amount) minus (ii) the amount delivered to such Buyer Indemnified Party upon the resolution of such Unresolved Claim minus (iii) the aggregate amount, if any, associated with all remaining Unresolved Claims.

7.13    Guarantee. In consideration of Buyer’s execution and delivery of this Agreement, each Ancillary Agreement to which Buyer is a party and each of the transactions contemplated hereby and thereby, and as a material inducement of such execution, delivery and performance, Vision hereby absolutely, unconditionally and irrevocably guarantees to Buyer the full, complete and timely payment of any amounts required to be paid by Seller pursuant to Section 2.4(d)(ii), Section 6.2(c) or this Article 7 (collectively, the “Guaranteed Obligations”). The guaranty contemplated by this Section 7.13 is a continuing and unconditional guaranty of payment and performance and not of collection, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, and shall remain in full force and effect until the Guaranteed Obligations have been discharged and paid in full. Vision hereby agrees that no formal change, amendment, modification or waiver of any terms or conditions hereof or thereof, no extension in whole or in part of the time for the performance by Seller of its obligations hereunder or thereunder, and no settlement, compromise, release, surrender, modification or impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection herewith or therewith, shall affect, impair or discharge, in whole or in part, the liability of Vision for the full, prompt and unconditional performance of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that this guaranty is a primary and not a secondary obligation, and upon breach by Seller of any of the Guaranteed Obligations, Buyer may seek payment and performance of the Guaranteed Obligations directly from Vision without first seeking satisfaction of any or all of the Guaranteed Obligations from Seller. Vision hereby covenants and agrees that it shall require any Person acquiring all or substantially all of the assets, business or securities of Vision, whether by merger, consolidation, sale of assets or securities or otherwise, to expressly assume the Guaranteed Obligations as a condition of such acquisition.

ARTICLE 8
TAX MATTERS

8.1    Cooperation on Tax Matters.

(a)    The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns of the Company and its Subsidiaries and any audit, litigation or other proceeding with respect to such Tax Returns or the Taxes required to be reported thereon. Subject to the Confidentiality Agreement, such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, each Party shall allow the other Parties to take possession of such books and records. Except as provided in Section 8.1(b) or Section 8.4, after the Closing, none of Buyer, the Company or its Subsidiaries shall: (A) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return for any period beginning prior to the Closing Date; (B) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any period beginning prior to the Closing Date; (C) discuss, correspond, negotiate, make or initiate any voluntary contact with any Governmental Authority or representative thereof with respect to, or settle with any Governmental Authority or representative thereof, any Tax Liability of the Seller, the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, provided, however, that nothing in this clause (C) shall limit the ability of Buyer, the Company or its Subsidiaries from discussing, corresponding, negotiating, making or initiating any voluntary contact with any state Governmental Authority or representative thereof with respect to any Tax Liability of Seller, Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period; or (D) make any Tax election that has retroactive effect to any period or portion of any period beginning prior to the Closing Date, in each case without the prior written approval of Seller, which shall not be unreasonably withheld.

(b)    Tax Returns for the Company or any of its Subsidiaries for any Pre-Closing Tax Period (other than a Straddle Period) that are filed after the Closing Date shall be prepared by Seller’s Accountants, at the sole cost and expense of Seller, and shall be subject to the approval of Buyer and Seller, which shall not be unreasonably withheld, conditioned or delayed. All Parties shall reasonably cooperate in the preparation of such Tax Returns. Any such Tax Return shall be prepared on a basis consistent with those previously prepared for prior Tax years or periods, including the deferral of revenue on a basis consistent with prior practice, unless otherwise required by Law; provided, however, that the Parties agree that all Transaction Deductions shall be treated as arising in the Pre-Closing Tax Period unless otherwise required by Law. Buyer shall not, and shall cause the Company and its Subsidiaries not to, waive any carryback of a net operating loss or other Tax attribute of the Company or any of its Subsidiaries generated or otherwise attributable to a Pre-Closing Tax Period. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the Pre-Closing Tax Period of the Company and its Subsidiaries for all Tax purposes, and Buyer shall cause the Company and its Subsidiaries to join Buyer’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) effective on the day after the Closing Date. The Parties agree that Buyer and its Affiliates and the Company and its Subsidiaries shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign Law). Not less than fourteen (14) days prior to the due date of any such Tax Return, a copy of the Tax Return proposed to be filed shall be delivered to Buyer and Seller for their review and comment. In the event that Buyer or Seller fail to resolve any dispute between them concerning such a Tax Return, such dispute shall be submitted to an independent national accounting firm reasonably acceptable to both Seller and Buyer (the “Accounting Firm”) and the decision of the Accounting Firm shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller. For the avoidance of doubt, Seller shall pay when due all Taxes owed by the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period.

(c)    The Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller or Buyer (including with respect to the transactions contemplated hereby).

8.2    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer and paid when due, and Buyer shall file all necessary tax returns and other documentation with respect to such Taxes.

8.3    Tax Refunds. Without duplication for any Post-Closing Tax Benefit, Seller shall be entitled to any refunds of or credits with respect to any Taxes paid by Seller, the Company or any Subsidiary of the Company with respect to any Pre-Closing Tax Period. Buyer shall pay, or cause to be paid, over to Seller any such refund or the amount of any such credit received or realized by Buyer, the Company, or any of its Subsidiaries within five (5) Business Days after actual receipt of such refund (or a credit in lieu of such refund) or actual realization of such credit against Taxes. After the Closing, Buyer shall cause the Company and its Subsidiaries to continue to work in good faith and use commercially reasonable efforts (at Seller’s expense) to diligently prosecute any Tax refund claims in order to maximize and obtain any such Tax refunds or credits. Buyer shall request a refund (rather than a credit in lieu of such refund) with respect to all Pre-Closing Tax Periods.

8.4    Carrybacks. In connection with the preparation of Tax Returns under Section 8.1(b), the Company and its Subsidiaries shall elect to carry back any item of loss, deduction or credit from the Pre-Closing Tax Period, including any Transaction Deductions, to prior Tax years to the fullest extent permitted by Law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign Tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto.

8.5    Allocation of Straddle Period Taxes. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the Tax period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (a) in the case of Taxes imposed on a periodic basis with respect to the business or assets of the Company, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of Taxes that are based upon or related to income or receipts (including any income Taxes), be deemed to be equal to the amount that would be payable if the Tax period ended on the Closing Date. Notwithstanding the foregoing, any Taxes relating to any transactions not in the Ordinary Course that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date.

8.6    Termination of Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation, Tax indemnification or similar agreements, whether or not written, to which the Company is a party (excluding commercial contracts, the principal subject matter of which is not Taxes, entered into in the ordinary course of business and containing customary Tax indemnification provisions), shall be terminated as to the Company prior to the Closing, and no payments which are owed by or to the Company pursuant thereto shall be made thereunder after the Closing. After the Closing, the Company shall not have any further rights or liabilities thereunder.

8.7    Post-Closing Tax Benefits. Buyer shall pay, or cause to be paid, to Seller the amount of any refund of Tax payments made or reduction in Tax payments that would otherwise be made in any Tax period (or portion thereof) beginning after the Closing Date by Buyer, the Company or any of its Subsidiaries, or any of their Affiliates that are attributable to: (a) any net operating or capital loss or credit carryforwards of the Company or any Subsidiary of the Company from any Pre-Closing Tax Period; or (b) any Transaction Deductions, in each case, properly deductible in a Tax period (or portion thereof) beginning after the Closing Date, in each case, calculated on a “with and without basis” by comparing Taxes that would have been payable without any such deductions or credits and Taxes actually payable taking into account such deductions or credits (collectively, “Post-Closing Tax Benefit”). Buyer shall pay, or cause to be paid, over to Seller any such Post-Closing Tax Benefit within five (5) Business Days after actual receipt of any Tax refund or within five (5) Business Days after filing the Tax Return reflecting a reduction in Taxes. At the end of each Tax period during which any deductions or other items that may result in a Post-Closing Tax Benefit remain outstanding, as promptly as practicable after the end of such Tax period and in any event no later than five (5) Business Days after the filing of the applicable Tax Returns for such period or the receipt of any Tax refund that may result in a Post-Closing Tax Benefit, Buyer shall deliver to Seller a statement in reasonable detail, together with any applicable supporting materials, of the Post-Closing Tax Benefit payable to Seller and such “with and without” calculation and such other information reasonably requested by Seller.

8.8    Election Under Reg. § 1.1502-36. Seller shall, to the extent necessary to prevent the application of Treasury Regulation § 1.1502-36(d) to reduce the Tax attributes of the Company, at the time and in the manner provided at Treasury Regulations § 1.1502-36(e)(5), make the election described in Treasury Regulation § 1.1502-36(d)(6)(i)(A) to reduce Seller’s basis in the stock of the Company.

8.9    Section 338(h)(10) Election. At the request and direction of Buyer, on or after the Closing Date, Seller shall timely join with Buyer in making an election pursuant to Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. Tax Law) with respect to the acquisition of the Shares (the “338(h)(10) Election”), and the Parties shall execute a Form 8023 (or successor form), with all attachments, with respect to such acquisition. In that event:

(a)    The Parties shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve each timely election in accordance with the provisions of Treasury Regulation § 1.338(h)(10)-1 (or any comparable provisions of state, local or non-United States Tax law) or any successor provisions.

(b)    In connection with such election, Buyer shall prepare a draft Form 8883 (or successor form) and provide such draft Form 8883 to Seller no later than ninety (90) days prior to the due date of such Form 8883. If, within thirty (30) days after the receipt of the draft Form 8883, Seller notifies Buyer in writing that Seller disagrees with the draft Form 8883, then the Parties shall attempt in good faith to resolve their disagreement within the twenty (20) days following Seller’s notification to Buyer of such disagreement. If Seller does not so notify Buyer within thirty (30) days of receipt of the draft Form 8883, or upon resolution of the disputed items by the Parties the draft Form 8883 shall become the “Final Form 8883”. If the Parties are unable to resolve their disagreement within the twenty (20) days following any such notification by Seller, then the Parties shall submit all such disputed items for resolution to the Arbitration Firm, whose decision shall be final and binding upon all Persons involved and whose fees and expenses shall be borne equally by the Parties. The Form 8883 delivered by the Arbitration Firm shall be the “Final Form 8883”. The Parties shall act in good faith to cause the Arbitration Firm to deliver the Final Form 8883 within twenty (20) days after such submission. Other than to the extent Buyer’s purchase price, as determined for federal income tax purposes, differs from the amount shown on the Final Form 8883, the Parties shall (i) be bound by each such Final Form 8883 for purposes of determining any Taxes and (ii) prepare and file their Tax Returns on a basis consistent with each such Final Form 8883. The Purchase Price allocation pursuant to the Final Form 8883 shall be appropriately adjusted if and when any purchase price adjustments are made pursuant to this Agreement. No later than fifteen (15) days prior to the date such Form 8883 and any related documentation are required to be filed under the applicable laws, Seller shall execute and deliver to Buyer the Final Form 8883.

(c)    Seller shall cause any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election to be included in the consolidated income Tax Returns filed by the Seller and the Company for the period ending on the Closing Date to the extent required by applicable Law.

8.10    Gross-Up Adjustment Payment. Upon such 338(h)(10) Election, Buyer agrees to pay to Seller, as additional consideration for the Shares, the amount required to cause (i) Seller’s after-tax net proceeds from the sale of the Shares (taking into account any additional income taxes payable by the Seller as a result of receipt of any such payments and any state or local income Taxes imposed on the affiliated group of corporations that includes the Seller for the Pre-Closing Tax Period ending on the Closing Date as a result of the Section 338(h)(10) Election and, for the avoidance of doubt, taking into account the value of any capital losses that Seller would have realized had no Section 338(h)(10) Election been made), to equal (ii) the after-tax net proceeds that Seller would have received had the 338(h)(10) Election not been made (the “Gross-Up Adjustment Payment”). Seller shall provide Buyer with a schedule computing the amount of the Gross-Up Adjustment Payment, if any, within thirty (30) days of the date on which Buyer notifies Seller that it intends to make a Section 338(h)(10) Election or, if later, forty-five (45) days after the date the Allocation becomes final under Section 10.8 (the “Gross-Up Adjustment Schedule”). Within thirty (30) days after receipt of such Gross-Up Adjustment Schedule, Buyer shall notify Seller in writing whether Buyer concurs or disagrees with such Gross-Up Adjustment Schedule and, if applicable, the disagreements. If such disagreements cannot be resolved between Buyer and Seller within ten (10) days after delivery of written notice by Buyer to Seller, the disagreements shall then be referred to the Accounting Firm. The determination of the Accounting Firm shall be final and binding. Buyer shall pay the fees of the Accounting Firm. For all relevant Tax, accounting, and other purposes, the parties shall treat the Gross-Up Adjustment Payments as adjustments to the consideration paid to Seller under this Agreement.

8.11    Transaction Deductions. The Parties acknowledge and agree that any and all Transaction Deductions shall belong to Seller, and Buyer shall not take any action in connection with filing any Tax Return that is inconsistent with such treatment.

ARTICLE 9
MISCELLANEOUS

9.1    No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.2    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.3    Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties except that (a) the indemnification and other rights hereunder of a Party may be assigned to any bank or other Person which is or becomes a lender to Buyer or the Company or any of their respective successors and assigns and (b) this Agreement may be assigned by Buyer to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Company or Buyer, whether by merger, consolidation, sale of assets or securities or otherwise; provided that no such assignment pursuant to clause (a) or (b) above shall relieve Buyer of any of its liabilities or obligations hereunder; and provided further that none of the rights or obligations under Section 6.9 of this Agreement may be assigned by Buyer to any of the Persons set forth on Schedule 9.3. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

9.4    Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

9.5    Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Stock Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” or any variation thereof means “including, without limitation.” The use in this Agreement of the term “threatened” or any variation thereof means “threatened in writing.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. When reference is made to information that has been “made available,” “provided” or “delivered” to Buyer, that shall mean that such information was either contained in the Company’s electronic data room maintained at Donnelley Financial Solutions or delivered to Buyer or its counsel, in each case at least five (5) business days prior to the Closing.

9.6    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 9.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via facsimile or electronic mail at the facsimile number or email address specified in this Section 9.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Seller:

Vision Solutions, Inc.
15300 Barranca Parkway
Irvine, California 92618
Attention:    Don Scott, Chief Financial Officer
Telephone:    (949) 660-7462
Facsimile:    (949) 253-6501
Email:    Don.Scott@visionsolutions.com

with copies (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, 4th Floor
Santa Monica, California 90401
Attention:    David M. Smith, Esq.
Telephone:    (424) 214-7024
Facsimile:    (424) 214-7010
Email:    dsmith@sycr.com

and

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention:    Mehdi Khodadad, Esq.

Telephone:    (650) 843-5005
Facsimile:    (650) 849-7400
Email:    mkhodadad@cooley.com

If to Buyer:

Carbonite, Inc.
2 Avenue de Lafayette
Boston, MA 02111
Attention:    General Counsel
Email:        legal@carbonite.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199
Attention:    Susan E. Pravda, Esq.
Telephone:    617-342-4000
Facsimile:    617-342-4001
Email:        spravda@foley.com

9.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

9.8    Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Except as otherwise provided in Section 2.4 (which shall govern any dispute thereunder), each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in the state courts of Delaware) (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER

VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(b).

9.9     Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

9.10    Extension; Waiver. At any time prior to the Closing, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

9.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.12    Expenses. Except as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

9.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.14    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15    Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) any item disclosed on any particular Schedule or in any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on all Schedules and in all parts or sections of the Disclosure Schedules to the extent the application of such disclosure to other Schedules and parts or sections of the Disclosure Schedules is apparent on its face; (b) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (c) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; and (d) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

9.16    Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement. Each of the Parties hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that: (i) by seeking the remedies provided for in this Section 9.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 9.16 are not available or otherwise are not granted; and (ii) the commencement of any Action pursuant to this Section 9.16 or anything set forth in this Section 9.16 shall not restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

9.17    Conflicts; Privileges.

(a)    It is acknowledged by each of the Parties that Seller has retained SYCR and Cooley LLP (“Cooley”) to act as its counsel in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that none of SYCR or Cooley has acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that no other Party to this Agreement has the status of a client of SYCR or Cooley for conflict of interest or any other purposes as a result thereof.

(b)    Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) and Seller or any of its Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries), SYCR or Cooley may represent Seller or any such Affiliate in such dispute, even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), and even though SYCR or Cooley may have represented the Company or a Subsidiary of the Company in a manner substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of its Subsidiaries.

(c)    Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries): (i) any claim that it has or may have that SYCR or Cooley has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations; and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) and Seller or any Affiliate of Seller, SYCR or Cooley may represent any such party in such dispute, even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including the Company or any of its Subsidiaries), and even though SYCR or Cooley may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of its Subsidiaries.

(d)    Buyer, on behalf of itself and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries) further agrees that, as to all communications among SYCR, Cooley, Seller, the Company and its Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries.

9.18    Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Article 7, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement, including without limitation Vision (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, obligations, liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, liabilities or causes of action against any such Non-Party Affiliates.

9.19    Further Assurances. Following the Closing, each Party will execute and deliver to the other Party such documents and take such other actions as such other Party may reasonably request in order to fully consummate the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF,the Parties have executed this Stock Purchase Agreement on the date first above written.

SELLER:
VERO PARENT, INC.

By:	/s/ Behdad Eghbali
Name:	Behdad Eghbali
Title:	Chairman of the Board of Directors

BUYER:
CARBONITE, INC.

By:	/s/ Mohamad Ali
Name:	Mohamad Ali
Title:	Chief Executive Officer

(SOLELY FOR PURPOSES OF SECTIONS 6.7, 6.9, 6.10, 7.13 AND 9.18
VISION:
VISION SOLUTIONS, INC.

By:	/s/ Behdad Eghbali
Name:	Behdad Eghbali
Title:	Chairman of the Board of Directors